UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

GLENBOROUGH REALTY TRUST INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:

Wednesday, May 4, 2005

10:00 a.m. (Pacific Daylight Time)

Place:

Hotel Sofitel

223 Twin Dolphin Drive

Redwood City, California

Purpose:

•	To elect two Class I Directors for terms ending in 2008.

•	To conduct other business properly raised before the Annual Meeting of Stockholders and any postponement or adjournment of the Annual Meeting of Stockholders.

Record Date:

You can vote if you are a stockholder of record at the close of business on February 28, 2005.

Andrew Batinovich President and Chief Executive Officer

San Mateo, California

April 4, 2005

Your vote is important. Please complete your proxy promptly utilizing any one of the three methods described in the Proxy Statement or on the enclosed proxy card.

i

GLENBOROUGH

REALTY TRUST

400 South El Camino Real, 11th Floor

San Mateo, California 94402-1708

PROXY STATEMENT

Including

APPENDIX A

2004 FINANCIAL INFORMATION

These proxy materials are being delivered to stockholders on or about April 4, 2005, in connection with our solicitation of your vote at our 2005 Annual Meeting of Stockholders. Please read the materials carefully because they contain important information about admission to the meeting, voting procedures and the matters on which you are being asked to vote.

Who May Vote?

•	Any person who is a stockholder of record at the close of business on February 28, 2005 (the “Record Date”).

•	Any representative of such a stockholder, if authorized in writing.

As of February 28, 2005, there were 36,047,738 shares of common stock outstanding and entitled to vote. For each share of common stock held, the stockholder is entitled to cast one vote on each matter before the meeting.

Even if you cannot attend the meeting, we urge you to vote.

How to Vote

If you are a registered stockholder (i.e., you hold your shares directly and not through a bank or broker), you can vote in one of three ways.

•	Telephonic. You may vote by calling toll-free (in the United States), on a touch-tone phone, the 800 number on your proxy card. This number is available 24 hours a day. Have your proxy card in hand when you call, then follow the instructions.

•	Internet. You may vote by visiting the Internet site at www.proxyvote.com. Have your proxy card in hand when you go online, then follow the instructions.

•	Proxy Card. You may vote by marking, signing, dating and promptly returning the proxy card. We have enclosed a postage-paid envelope (if mailed in the United States) for your convenience.

If you hold your shares in street name (i.e., in the name of a bank, broker or other holder of record), you must follow the instructions from the holder of record in order to have your shares voted. Some banks and brokers may also offer telephone and Internet voting.

How Proxies Work

Giving your proxy means that you authorize us to vote your shares at the meeting in the manner you direct. If you complete the proxy but do not specify how the proxy should be voted, we will vote your shares in favor of the nominees for directors designated below.

How to Revoke a Proxy

You may revoke your proxy before it is voted by (a) submitting a new proxy with a later date, or (b) filing a written notice of revocation with our Corporate Secretary or (c) voting in person at the meeting.

Required Vote

To hold the Annual Meeting of Stockholders, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. If you hold shares in “street name”, your broker may be authorized to vote for you on some routine items but is prohibited from voting on non-routine items. The election of two Class I Directors for terms ending in 2008 is considered a routine matter. A broker non-vote occurs for any non-routine item as to which you fail to provide voting instructions.

The vote of a plurality of all of the votes cast is necessary for the election of a director. Abstentions and broker non-votes are not counted for this purpose.

Costs of Proxy Solicitation

We will pay the expenses of soliciting proxies. In addition to solicitation by mail, our officers may solicit proxies in person or by telephone, facsimile or e-mail. We will also reimburse brokerage houses and other custodians for their expenses in sending proxy materials to you.

Stockholder Proposals for Next Year

Our Bylaws provide that the Annual Meeting of Stockholders is to be held on the first Friday in May of each year, or on such other day within the month of May as the Board may designate.

If you intend to bring a proposal before next year’s Annual Meeting of Stockholders, then:

•	if you want your proposal to be included in the Proxy Statement for next year’s Annual Meeting, then the deadline is December 6, 2005 for your written notice of proposal to be received by the Corporate Secretary at our principal office, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708.

•	if your proposal is not to be included in the Proxy Statement for next year’s Annual Meeting, then your written notice of proposal must be received by the Corporate Secretary at 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708, on or after February 3, 2006 but on or before March 3, 2006.

For each matter you intend to bring before the Annual Meeting, your written notice of proposal must include a brief description of the business you wish to be considered, any material interest you have in that business and the reasons for conducting that business at the Annual Meeting. The written notice of proposal must also include your name, address and the number of shares of our common stock that you own.

Shared Addresses

If you share an address with another stockholder, it is possible that you will receive only one Proxy Statement at that address unless we have received contrary instructions. If you request orally or in writing, we will provide a separate copy of the Proxy Statement for each stockholder sharing that address. You may call Shareholder Services at 650-343-9300 or write to Shareholder Services at our address shown above. If you are receiving multiple copies of the Proxy Statement at your address, you may contact us to request that we deliver only one copy.

Securities Ownership of Certain Beneficial Owners

The following table provides information about the only known beneficial owners of more than five percent of our outstanding common stock, based solely on our records and the most recent Schedule 13Gs we have received.

Name and Business Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Shares Outstanding (1)	Percentage of Shares of Common Stock Outstanding and Operating Partnership Units (2)
Franklin Resources, Inc. (3)	4,681,036	12.3%	11.2%
Deutsche Bank AG (4)	4,469,000	12.4%	11.4%
Robert Batinovich (5)	2,435,358	6.5%	5.7%
K.G. Redding & Associates, LLC (6)	2,243,346	6.2%	5.7%
Barclays Global Investors, NA. (7)	1,875,958	5.2%	4.8%

(1)	In calculating the indicated percentage, the denominator includes the shares of common stock that would be acquired by the person or entity upon the conversion, exercise or redemption, as the case may be, of the following securities beneficially owned by the person or entity, directly or indirectly: (i) our Series A Convertible Preferred Stock, (ii) stock options exercisable within 60 days of the Record Date, and (iii) units of partnership interests, or Operating Partnership Units, in Glenborough Properties, L.P., a California limited partnership, or the Operating Partnership. The denominator excludes the shares of common stock that would be acquired by any other person upon such conversion, exercise or redemption.

(2)	In calculating the indicated percentage, the denominator includes all shares of common stock that would be acquired by all persons or entities upon the conversion or redemption, as the case may be, of our Series A Convertible Preferred Stock and Operating Partnership Units. The denominator also includes the shares of common stock that would be acquired by the person or entity upon the exercise of stock options exercisable within 60 days of the Record Date, but excludes the shares of common stock that would be acquired by any other person upon the exercise of such stock options.

(3)	Franklin Resources, Inc., or FRI, One Franklin Parkway, San Mateo, CA 94403. Based solely on a Schedule 13G filed with the Securities and Exchange Commission, the securities are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of FRI. We refer to the closed-end investment companies and managed accounts as the Advisory Subsidiaries. Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Therefore, such Adviser Subsidiaries may be deemed to be, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934, the beneficial owner of these securities. Charles B. Johnson and Rupert H. Johnson, Jr., the Principal Shareholders, each own in excess of 10% of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI and the Principal Shareholders may be deemed to be, for purposes of Rule 13d-3 under the 1934 Act, the beneficial owner of securities held by persons and entities advised by FRI subsidiaries. FRI, the Principal Shareholders and each of the Adviser Subsidiaries disclaim any economic interest or beneficial ownership in any of the securities. The figure shown in the table includes 2,052,985 shares of common stock that would result upon the conversion of 2,695,975 shares of Convertible Preferred Stock. Franklin Advisers, Inc. has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of, 4,646,636 shares. Fiduciary Trust Company International has sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of, 34,399 shares.

(4)

Deutsche Bank AG, Taunusanlage 12 D-60325, Frankfurt am Main, Germany. Based solely on a Schedule 13G filed with the Securities and Exchange Commission by Deutsche Bank AG and other entities listed below, Deutsche Bank AG is the beneficial owner of 4,469,000 shares with sole voting power with respect to 4,469,000 shares and sole dispositive power with respect to 4,469,000 shares. RREEF America, Inc. is an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E) and is the beneficial owner with sole voting and dispositive power with respect to 4,459,800 shares. Deutsche Bank Trust Company Americas is the beneficial owner of 9,200 shares with sole voting power with respect to 119 shares and sole dispositive power with respect to 9,200 shares.

(5)	See footnotes (5), (6) and (7) for table below.

(6)	K.G. Redding & Associates, LLC is an investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E) and is the beneficial owner with sole voting power with respect to 1,010,400 shares and sole dispositive power with respect to 2,243,346 shares.

(7)	Barclays Global Investors, NA., 45 Fremont Street, 17th Floor, San Francisco, CA 94105. Based solely on a Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, NA. and the other entities listed below, Barclays Global Investors, NA. is the beneficial owner of 897,280 shares with sole voting power with respect to 818,651 shares and sole dispositive power with respect to 897,280 shares. Barclays Global Fund Advisors is the beneficial owner with sole voting and dispositive power with respect to 964,578 shares. Palomino Limited is the beneficial owner with sole voting and dispositive power with respect to 14,100 shares. Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Life Assurance Company Limited, Barclays Bank PLC, Barclays Capital Securities Limited, Barclays Capital Inc., Barclays Private Bank & Trust (Isle of Man) Limited, Barclays Private Bank and Trust (Jersey) Limited, Barclays Bank and Trust Company Limited, Barclays Bank (Suisse) SA, Barclays Private Bank Limited, Bronco (Barclays Cayman) Limited, and HYMF Limited, have neither voting nor dispositive power with respect to any such shares.

Securities Ownership of Directors and Executive Officers

The following table states the number of shares of Glenborough’s common stock beneficially owned, as of the Record Date, by each current Director, each executive officer named in the “Summary Compensation Table” and by all Directors and executive officers as a group.

Name and Business Address of Beneficial Owner (4)	Amount and Nature of Beneficial Ownership (1)(6)	Percentage of Shares Outstanding (2)	Percentage of Shares of Common Stock Outstanding and Operating Partnership Units (3)
Robert Batinovich (5)(7)	2,435,358	6.5%	5.7%
Andrew Batinovich (7)	1,003,638	2.7%	2.4%
Sandra L. Boyle (7)	184,319	*	*
Stephen R. Saul	116,724	*	*
Michael A. Steele	47,000	*	*
Brian S. Peay	94,235	*	*
Patrick Foley	67,106	*	*
Richard A. Magnuson	52,333	*	*
Laura Wallace	56,833	*	*
Richard C. Blum	43,333	*	*
All directors and executive officers as a group (10 persons) (7)	4,100,879	10.7%	9.4%

*	less than 1.0%

(1)	Some of our officers hold or control partnership interests in GPA, a California limited partnership, or GPA, which holds an interest in the Operating Partnership, in which we hold an interest both as general partner and as limited partner. (GPA was formerly known as Glenborough Partners.) These officers, through their interest in GPA, share indirectly, with us, in the net income or loss and any distributions of the Operating Partnership. Pursuant to the partnership agreement of the Operating Partnership, GPA holds certain redemption rights under which its interests in the Operating Partnership could at some point be redeemed in exchange for shares of our common stock. The figures shown include the respective officer’s indirect beneficial interest in all of such shares.

(2)	In calculating the indicated percentage, the denominator includes the shares of common stock that would be acquired by the person upon the conversion, exercise or redemption, as the case may be, of the following securities beneficially owned by the person, directly or indirectly: (i) our Series A Convertible Preferred Stock, (ii) stock options exercisable within 60 days of the Record Date, and (iii) Operating Partnership Units. The denominator excludes the common shares that would be acquired by any other person upon such conversion, exercise or redemption.

(3)	In calculating the indicated percentage, the denominator includes all shares of common stock that would be acquired by all persons upon the conversion or redemption, as the case may be, of our Series A Convertible Preferred Stock and Operating Partnership Units. The denominator also includes the shares of common stock that would be acquired by the person upon the exercise of stock options exercisable within 60 days of the Record Date, but excludes the shares of common stock that would be acquired by any other person upon the exercise of such stock options.

(4)	The business address of such person is c/o Glenborough Realty Trust Incorporated, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708.

(5)	Excludes (i) all of our securities held directly or indirectly by Robert Batinovich’s adult children; (ii) 111,857 shares of our common stock held by S.S. Rainbow, a California limited partnership (“S.S. Rainbow”) in which Robert Batinovich’s adult son, Andrew Batinovich, is general partner, and his adult daughter is a limited partner; and (iii) 331,284 shares of our common stock that may be acquired by GPA upon redemption of Operating Partnership Units owned by GPA, as to which the reporting person does not have a beneficial interest but as to which the reporting person as general partner of GPA would have sole power to vote or to direct the vote, as well as sole power to dispose or to direct the disposition of such common stock. Robert Batinovich disclaims beneficial ownership of all shares held by his children as described herein.

(6)	Includes shares of common stock issuable pursuant to options exercisable within 60 days of the Record Date, as shown in the following table:

Name—Officers	Number of Shares	Name—Directors	Number of Shares
Robert Batinovich	925,000	Patrick Foley	38,833
Andrew Batinovich	555,000	Richard C. Blum	31,833
Sandra L. Boyle	133,334	Richard A. Magnuson	38,833
Stephen Saul	95,001	Laura Wallace	36,833
Michael A. Steele	—
Brian S. Peay	81,667	All directors and executive officers as a group	1,936,334

(7)	In addition to the stock options listed in Note 6, the other components of the amount shown as beneficial ownership are set forth in the table below.

	Robert Batinovich	Andrew Batinovich	Sandra L. Boyle	All Directors and Executive Officers as a Group
The number of shares of Glenborough’s common stock owned directly by the officer	1,186,410	331,229	50,653	1,722,788

The number of shares of Glenborough’s common stock that may be issued upon:

• redemption of the officer’s interest in the Operating Partnership	69,166	—	—	69,166

• redemption of GPA’s interest in the Operating Partnership, which represents the officer’s portion of all shares of Glenborough’s common stock that may be issued to GPA upon such redemption	254,782	5,552	332	260,667

The number of shares of Glenborough’s common stock that represents the officer’s portion of all shares of Glenborough’s common stock that are owned by GPA	—	56,488	—	56,488

The number of shares of Glenborough’s common stock beneficially held by Andrew Batinovich’s sister through a family partnership, in which he is sole general partner and his sister is a limited partner	—	55,369	—	55,369

The number of shares of Glenborough’s common stock that would be acquired by the officer upon conversion of shares of Glenborough’s Series A Convertible Preferred Stock that are owned by the officer	—	—	—	68

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the Securities and Exchange Commission, or SEC, and the New York Stock Exchange reports of ownership and changes in ownership of our common stock and other equity securities. Directors and executive officers are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations by our directors and executive officers that no other reports were required, during 2004 all Section 16(a) filing requirements applicable to our directors and executive officers were complied with, except: (i) on January 27, 2005, Patrick Foley filed one late Form 4 reporting two transactions (one of which occurred in December 2004).

I.    ELECTION OF DIRECTORS

(Item 1 on Proxy Card)

Our Board of Directors is divided into three classes, with the term of office of each class ending in successive years. The terms of the Class I Directors expire with this meeting. Each of the two nominees for Class I, if elected, will serve three years until the 2008 Annual Meeting of Stockholders and/or until a successor has been elected and qualified. The Class II Directors will continue in office until the 2006 Annual Meeting of Stockholders and the Class III Directors will continue in office until the 2007 Annual Meeting of Stockholders.

The persons named in the accompanying proxy will vote your shares for the election of the individuals named below as nominees for director, unless you direct otherwise. Each nominee has consented to be named and to continue to serve if elected. If any of the nominees becomes unavailable for election for any reason, the proxies will be voted for the other nominees and for any substitutes. Assuming the presence of a quorum, the vote of a plurality of the votes cast at the Annual Meeting is necessary to elect each director nominee. Abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Nominees for Director

The following information is given with respect to the nominees for election.

Class I—Nominees to serve three years until 2008 Annual Meeting of Stockholders

Richard C. Blum is Chairman and President of Richard C. Blum & Associates, Inc., the general partner of Blum Capital Partners, L.P., a long-term strategic equity investment management firm which acts as general partner for various investment partnerships and provides investment advisory services, which he founded in 1975. Mr. Blum is a member of the board of directors of Glenborough Realty Trust Incorporated, is Chairman of CB Richard Ellis Group, Inc. and is Vice Chairman of URS Corporation. Mr. Blum also serves as co-chairman of Newbridge Capital, LLC, an investment management firm that invests in Asia and Latin America and a director of Korea First Bank. Mr. Blum holds a B.A. and M.B.A. from the University of California, Berkeley.

Richard A. Magnuson has served as a director of Glenborough since January 11, 1996. He is the founder and Executive Chairman of Digital Realty Trust, a NYSE-listed REIT focused on technology intensive properties. He serves as Chief Executive Officer of GI Partners, an international private equity investor. Since 1999, Mr. Magnuson has served as Executive Managing Director at CB Richard Ellis Investors where he formed and continues to manage the investments and activities of GI Partners. Before joining CB Richard Ellis Investors in 1999, Mr. Magnuson was employed by Nomura Securities International Inc., where he served as a Deputy Managing Director of their private equity group in London, England. Mr. Magnuson is also a director of two private companies.

Directors Continuing in Office

The following information is given with respect to Directors who are not nominees for election at the Annual Meeting of Stockholders.

Class II—Serving until 2006 Meeting

Robert Batinovich has served as Glenborough’s Chairman since Glenborough began operations on December 31, 1995. Mr. Batinovich also served as Chief Executive Officer from December 31, 1995 to July 31, 2003 and President from inception through September 1997. He also was the founder of Glenborough Corporation and certain of its affiliates, and served as its President, Chief Executive Officer and Chairman from its formation in 1978 until its consolidation and merger with Glenborough on December 31, 1995. He has been engaged in real estate investment and management, and corporate finance, since 1970. Mr. Batinovich served as a member of the California Public Utilities Commission from 1975 to 1979, serving as its President the last three years. Mr. Batinovich’s business background includes seven years as an executive with Norris Industries, and managing and/or owning manufacturing, vending and service companies and a national bank, and providing investment consulting to businesses and individuals. He is active in a number of local and regional charitable organizations, and has served on a number of governmental commissions and participated in a variety of policy research efforts sponsored by government bodies and universities.

Patrick Foley has served as our director since January 11, 1996. He is a private business consultant, having retired in December 1999 after eleven years as Chairman and Chief Executive Officer of DHL Corporation, Inc.,

and its major subsidiary, DHL Airways. Prior to joining DHL, Mr. Foley was associated with the Hyatt Hotels Corporation for 26 years in a variety of capacities, including management positions in four cities, from 1962 to 1972; as Executive Vice President for Operations, from 1972 to 1978; as President, from 1978 to 1984; as Chairman from 1984 to 1988; as Vice Chairman, also serving as Chief Executive Officer of Braniff Airlines, a Hyatt subsidiary, from 1984 to 1988. Mr. Foley currently is a member of the boards of directors of Foundation Health Systems, Inc., Flextronics International Ltd., NUvine Logistics, Inc. and Vcustomer.

Class III—Serving until 2007 Meeting

Andrew Batinovich, Glenborough’s co-founder, was appointed Chief Executive Officer in August 2003 and continues to serve as President and director, capacities in which he has served since September 1997. Previously he was director, Executive Vice President and Chief Operating Officer, positions he held since Glenborough became a public company on December 31, 1995. Mr. Batinovich also served as Glenborough’s Chief Financial Officer from December 31, 1995 to September 16, 1997. Prior to that date, he served as a director of Glenborough Corporation (which merged into Glenborough), was employed by Glenborough Corporation beginning in 1983 and functioned as its Chief Operating Officer and Chief Financial Officer beginning in 1987. Prior to joining Glenborough, Mr. Batinovich was an officer of Security Pacific National Bank.

Laura Wallace has served as our director since January 11, 1996. She is also Chief Investment Officer of the Public Employees Retirement System of Nevada, a position she has held since 1985. The Public Employees Retirement System comprises 89,000 active members and 27,000 benefit recipients, with an investment portfolio of $17.5 billion. Prior to joining the Public Employees Retirement System, Ms. Wallace served from 1977 to 1980 as Manager of the Beaverton, Oregon office of Safeco Title Insurance Company, and from 1975 to 1977 as Senior Assistant Manager of the Beaverton office of Household Finance Corporation. Ms. Wallace is a member of the National Association of State Investment Officers, of which she is past Chairman; is a member of $250 million Nevada Deferred Compensation Board; served as executive board member of the National Conference of Public Employee Retirement Systems (1996-2000); served on the Editorial Board of the Institutional Real Estate Letter; serves as guest lecturer at the University of Nevada and the Hugh O’Brian Youth Foundation.

Board Meetings and Committees

During 2004, the Board held 7 meetings. The Board has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Five of our six directors attended at least 75% of the meetings of the Board and Board committees on which they served during 2004. Richard C. Blum attended less than 75% of the meetings of the Board and Board committees on which he served during 2004. We encourage, but do not require, our Board members to attend the Annual Meeting of Stockholders. Four of the Company’s six directors attended the 2004 Annual Meeting of Stockholders.

The Board has determined that directors Blum, Foley, Magnuson and Wallace have no material relationship with the Company (either as director or as a partner, stockholder or officer of an organization that has a relationship with the Company) and are independent within the meaning of independence as set forth in the rules of the New York Stock Exchange.

The Board, in accordance with New York Stock Exchange corporate governance listing standards, has designated Patrick Foley as the presiding independent director. The Company’s non-management directors meet at regularly scheduled executive sessions without management, at which Patrick Foley presides.

The Audit Committee. The Audit Committee, which consists of Laura Wallace, Richard A. Magnuson and Patrick Foley, met 5 times in 2004. In addition, Laura Wallace, Chairperson of the Committee, held a number of informal meetings and discussions with representatives of the independent auditors from time to time during the year. The Audit Committee, which operates under a written charter adopted by the Board of Directors on January 27, 2004, generally oversees the accounting and financial reporting processes of the Company as well as audits of the financial statements of the Company. In particular, the Committee (i) assists the Board oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with applicable legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors; and (ii) prepares an audit committee report as required by the Securities Exchange Commission. The Board has determined that all Audit Committee members have no financial or personal ties to the Company (other than director compensation and equity ownership as described in this Proxy Statement) and meet the New York Stock Exchange standard for independence. In addition, the Board has determined that three members of the Audit Committee are financially literate and meet the New York Stock Exchange standard of having accounting or related financial management expertise. No member of the Audit Committee sits on the audit committee of more than two other public companies.

The Board has also determined that Laura Wallace is the “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

The Compensation Committee. The Compensation Committee met 3 times in 2004. The Compensation Committee, which operates under a written charter adopted by the Board of Directors on January 27, 2004, (i) reviews our compensation philosophy and programs and determines compensation for our executive officers; (ii) administers our 1996 Stock Incentive Plan; (iii) takes all independent action required under federal securities laws and the Internal Revenue Code on all matters pertaining to those compensation programs and policies, including employee incentive and benefits programs; and (iv) reports to the Board concerning its actions.

Messrs. Foley and Blum and Ms. Wallace, each of whom is an independent non-employee director, served on the Compensation Committee during 2004. No interlocking relationship presently exists between any member of the Compensation Committee and any member of the board of directors or compensation committee of any other corporation.

The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which consists of Richard Magnuson, Laura Wallace and Patrick Foley, met 4 times during 2004 and operates under a written charter adopted by the Board of Directors on January 27, 2004. The Board has determined that all members of the Nominating and Corporate Governance Committee meet the independence requirements of the rules and regulations of the New York Stock Exchange.

The Committee (i) assists the Board in selecting nominees for election to the Board, consistent with criteria approved by the Board; (ii) determines the composition of the Board and its committees; (iii) recommends to the Board the director nominees for the Annual Meeting of Stockholders; (iv) establishes and monitors a process of assessing the Board’s effectiveness; (v) develops and recommends to the Board and implements a set of corporate governance principals and procedures, as well as modifications thereto when appropriate; and (vi) oversees the evaluation of the Board.

Access to Corporate Governance Policies

Stockholders may access our committee charters, as well as other corporate governance documents, at our Internet website at www.glenborough.com. Copies of our committee charters, as well as other corporate governance documents, will be provided to any stockholder upon written request to Shareholder Services, Glenborough Realty Trust Incorporated, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708.

Communication between Stockholders and Directors

The Board currently does not have a formal process for stockholders to send communications to the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. Stockholders wishing to communicate with the Board of Directors may send communications directly to Corporate Secretary, Glenborough Realty Trust Incorporated, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708.

Written stockholder communications to the presiding independent director may be sent to Patrick Foley, Presiding Independent Director, c/o Glenborough Realty Trust Incorporated, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708.

The Nominating and Corporate Governance Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board of Directors. Stockholders wishing to recommend a candidate for consideration by the Committee may do so by writing to Corporate Secretary, Glenborough Realty Trust Incorporated, 400 South El Camino Real, 11th Floor, San Mateo, California 94402-1708 at least 120 days prior to the next Annual Meeting of Stockholders and providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of our stock.

In reviewing potential candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers the individual’s real estate experience, the general business or other experience of the candidate, our need for an additional or replacement director, the personality of the candidate, the candidate’s interest in our business, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to us experience and knowledge in areas that are most beneficial to us. The Committee and the Board intend to continue to evaluate candidates for election to the Board of Directors on the basis of the foregoing criteria. There is no difference in the manner in which the Nominating and Corporate Governance Committee evaluates stockholder-recommended nominees and Committee-recommended nominees. We do not pay any third party to identify or assist in identifying or evaluating potential nominees.

Compensation of Directors

Annual Retainer. Independent, non-employee directors are each paid an annual retainer of $20,000, plus $1,000 for each board meeting attended and $1,000 for each committee meeting attended. Additionally, the Chairperson of the Compensation Committee and of the Nominating and Corporate Governance Committee receives an annual fee of $5,000 for his or her service as committee chair while the Chairperson of the Audit Committee receives an annual fee of $7,500 for his or her service as committee chair. We also reimburse directors for travel expenses incurred in connection with their activities on our behalf.

Mr. Robert Batinovich, a non-independent director, received $175,000 for his services as Chairman of the Board of Directors during 2004. We also reimburse Mr. Batinovich for travel expenses incurred in connection with his activities on our behalf.

Restricted Stock Grants. On December 1, 2004, each non-employee director was granted 2,000 shares of restricted common stock. Pursuant to the terms of the grant, the shares fully vested on January 1, 2005. On January 3, 2005, each non-employee director was granted 2,000 shares of restricted common stock. Pursuant to the terms of the grant, the shares will fully vest on January 1, 2006.

Compensation Committee Report on Executive Compensation

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following committee reports and performance graph shall not be deemed to be filed with the Securities and Exchange Commission nor incorporated by reference into any such filings.

The Compensation Committee, which is composed of independent, non-employee directors and has the principal responsibilities described above, has furnished the following report on executive compensation.

Executive Compensation Philosophy

The Compensation Committee believes that the primary goal of the executive compensation program of Glenborough Realty Trust Incorporated should be related to creating stockholder value. In this report, we refer to Glenborough Realty Trust Incorporated as Glenborough. The executive compensation policies of the Compensation Committee are designed to provide incentives to create stockholder value by attracting, retaining and motivating executive talent that contributes to Glenborough’s long-term success by rewarding the achievement of Glenborough’s short-term and long-term strategic goals, by linking executive officer compensation and stockholder interests through grants of awards under the Stock Incentive Plan, and by recognizing individual contributions to Glenborough’s performance. The Committee evaluates the performance of Glenborough and compares it to real estate investment trusts and real estate companies of similar size engaged in activities similar to those of Glenborough.

The Compensation Committee reviews available competitive data, evaluates the particular needs of Glenborough, and evaluates each executive’s performance to arrive at a decision regarding compensation programs. The Compensation Committee utilizes information provided by independent compensation sources to assist in its evaluation of the key elements of Glenborough’s compensation program. In particular, the Compensation Committee obtains information about competitive compensation in the market in which Glenborough competes for executive talent and the reasonableness of the current and proposed compensation levels.

2004 Executive Compensation

For services performed in 2004, executive compensation consisted of base salary, bonuses and certain benefits.

Base Salary and Bonuses. Base salaries and bonuses for Glenborough’s executive officers are determined primarily on the basis of the executive officer’s responsibility, qualification and experience, as well as the general salary practices of peer companies among which Glenborough competes for executive talent. The Committee reviews the base salaries of these executive officers annually in accordance with certain criteria determined primarily on the basis of growth in revenues and funds from operations per share of common stock and on the basis of certain other factors which include (i) individual performance, (ii) the functions performed by the executive officer and (iii) changes in the compensation peer group in which Glenborough competes for executive talent. The weight that the Compensation Committee places on such factors may vary from individual to individual and necessarily involves subjective determinations of individual performance.

Employment Agreements. Glenborough has entered into employment agreements with Andrew Batinovich, President and Chief Executive Officer, Michael A. Steele, Executive Vice President and Chief Operating Officer, and Sandra L. Boyle, Executive Vice President. All employment agreements are terminable by Glenborough at will. During 2004, Andrew Batinovich received an aggregate annual base salary of $425,000, Mr. Steele received an aggregate annual base salary of $260,000 and Ms. Boyle received an aggregate annual base salary of $230,000. Pursuant to the terms of the employment agreements, each executive is eligible to participate in Glenborough’s employee benefit plans and executive compensation programs, may receive stock options and grants of restricted stock, and may receive annual contingent bonuses, all as determined by the Compensation Committee. The employment agreements also provide for certain payments of base salary, compensation and benefits upon termination without cause or upon a change of control of Glenborough.

Long-Term Incentive Compensation Awards. The Stock Incentive Plan provides for grants to key executives and employees of Glenborough of (i) shares of common stock of Glenborough, (ii) options or stock appreciation rights, or SARs or similar rights, or (iii) any other security with the value derived from the value of the common stock of Glenborough or other securities issued by a related entity. The Compensation Committee may make grants under the Stock Incentive Plan based on a number of factors, including (a) the executive officer’s or key employee’s position in Glenborough, (b) his or her performance and responsibilities, (c) the extent to which he or she already holds an equity stake in Glenborough, and (d) contributions and anticipated contributions to the success of Glenborough’s financial performance. In addition, the size, frequency, and type of long-term incentive grants are generally determined on the basis of past granting practices, fair market value of Glenborough’s stock, tax consequences of the grant to the individual and Glenborough, accounting impact, and the number of shares available for issuance. However, the plan does not provide any formulaic method for weighing these factors, and a decision to grant an award is based primarily upon the Compensation Committee’s evaluation of the past as well as the future anticipated performance and responsibilities of each individual. The Compensation Committee may also consult with the Compensation Consultant with respect to long-term incentives and other compensation awards.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code denies a deduction for compensation in excess of $1 million paid to Glenborough’s named executive officers, unless certain performance, disclosure and stockholder approval requirements are met. Proceeds from stock option grants under Glenborough’s Stock Incentive Plan, which plan was approved by shareholders, are performance-based and are eligible for an exception to the deduction limitation. In addition, the Committee believes that a substantial portion of the compensation program would be exempted from the $1 million deduction limitation.

Chief Executive Officer Compensation

Salary, Insurance and Bonus. The compensation of Andrew Batinovich, Glenborough’s Chief Executive Officer, was determined pursuant to the terms of his employment agreement as described above. In 2004, Mr. Andrew Batinovich received $425,000 plus an aggregate of approximately $7,632 in health insurance and other benefits. On March 10, 2005, he received a bonus in the amount of $225,000 based on the Company’s performance during 2004.

Long-Term Incentive Awards. As previously reported, on March 30, 2004, Andrew Batinovich received a long term incentive award consisting of 100,000 shares of restricted common stock in recognition of his promotion to the position of Chief Executive Officer. 50,000 shares of the common stock vest over a ten year term at a rate of 5,000 shares per year. The remaining 50,000 shares may vest during the same ten year term based on the Company’s achievement of certain performance criteria.

COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

Patrick Foley

Laura Wallace

Richard C. Blum

Report of Audit Committee

The Audit Committee, which is composed of independent, non-employee directors and has the principal responsibilities described above under “Board Meetings and Committees”, has furnished the following report.

The Audit Committee has reviewed and discussed with management Glenborough’s audited financial statements as of and for the year ended December 31, 2004.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence. The Audit Committee has considered whether the provision by the independent auditors of non-audit services is consistent with the independent auditors maintaining their independence

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Glenborough Realty Trust Incorporated Annual Report on Form 10-K for the year ended December 31, 2004.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS Laura Wallace Richard A. Magnuson Patrick Foley

Performance Graph

The graph below compares the yearly percentage change in the cumulative total stockholder return for our common stock from December 31, 1999 through December 31, 2004 to: (i) the cumulative total return on the Russell 2000 Index, and (ii) the following five other REITs we selected, which we believe are comparable in size and engaged in activities similar to ours: Brandywine Realty Trust, Highwoods Properties, Inc., Prentiss Properties Trust, Mack-Cali Realty Corporation and Kilroy Realty Corporation. We refer to these five other REITs as the Peer Group. The graph assumes that the value of the investment in our common stock was $100 at December 31, 1999 and that all dividends were reinvested.

TOTAL STOCKHOLDER RETURN SHOWN ON THE FOLLOWING GRAPH IS NOT NECESSARILY INDICATIVE OF OUR FUTURE PERFORMANCE. TOTAL RETURN ASSUMES REINVESTMENT OF DIVIDENDS BEFORE CONSIDERATION OF INCOME TAXES.

Sources: CTA Public Relations; data from BRIDGE Information Systems, Inc.

Executive Officers

The following table sets forth certain information as of the Record Date with respect to the directors and executive officers.

Name	Age	Term Expires	Principal Position
Robert Batinovich	68	2006	Chairman of the Board of Directors
Andrew Batinovich	46	2007	Director, President and Chief Executive Officer
Michael A. Steele	58	—	Executive Vice President, Chief Operating Officer
Stephen R. Saul	51	—	Executive Vice President, Chief Financial Officer and Secretary
Sandra L. Boyle	56	—	Executive Vice President, Project Management
Brian S. Peay	39	—	Senior Vice President, Accounting and Finance
Richard C. Blum	69	2005	Director
Patrick Foley	73	2006	Director, Compensation Committee Chairman
Richard A. Magnuson	47	2005	Director, Nominating & Corporate Governance Committee Chairman
Laura Wallace	51	2007	Director, Audit Committee Chairperson

Biographical information concerning directors is set forth above under the caption “I. Election of Directors.” Biographical information concerning the executive officers is set forth below.

Michael A. Steele is Glenborough’s Executive Vice President and Chief Operating Officer, a position he has held since August 2003. Prior to joining Glenborough in April 2002 as its Executive Vice President—Portfolio Management, Mr. Steele was employed for ten years at Equity Office Properties Trust (EOP) or its affiliates, where he served as Executive Vice President—Real Estate Operations and Chief Operating Officer of EOP from March 1998 through March 2002; Executive Vice President—Real Estate Operations of EOP from October 1996 until February 1998; and President of an EOP affiliate from June 1992 until October 1997. Prior to joining EOP, Mr. Steele served as Senior Vice President and Regional Director for Rubloff, Inc., a full service real estate company in Chicago, Illinois, from April 1987 until June 1992.

Stephen R. Saul is Glenborough’s Executive Vice President and Chief Financial Officer, a position he has held since September 1997. Mr. Saul was elected Secretary of Glenborough on August 1, 2003. Prior to joining Glenborough in 1995, Mr. Saul served for four years as President of KSA Financial Corporation, a company based in Sacramento, California which originated equity and debt financing for real estate projects in Northern California; he also served five years with Security Pacific National Bank and five years with the development company of Harrington and Kulakoff. Mr. Saul has a B.A. in Architecture and Urban Studies from Stanford University and a M.B.A. from Harvard University.

Sandra L. Boyle has served as Executive Vice President of Glenborough since September 1997, prior to which she served as Senior Vice President of Glenborough since it began operations on December 31, 1995. She is currently responsible for Project Management, which includes major renovation, rehabilitation and repositioning of designated properties in the Company’s portfolio. Ms. Boyle has been associated with Glenborough Corporation or its affiliated entities since 1984 and has held several senior level positions in property management and leasing. Ms. Boyle holds a California real estate broker’s license and a CPM designation, is a past President of BOMA San Francisco, past Chair of the National Advisory Council and currently on the Executive Committee of BOMA International.

Brian S. Peay was appointed Senior Vice President, Finance and Accounting in September, 2003. Mr. Peay is responsible for accounting, financial reporting and other capital market activities. Mr. Peay joined Glenborough in November 1997 and has held the positions of Vice President—Finance and Accounting and Manager of Capital Markets. Prior to joining Glenborough, Mr. Peay worked for Cliffwood Partners, L.P., a REIT hedge fund manager, and for the real estate accounting firm Kenneth Leventhal and Company. Mr. Peay earned a CPA designation and has a B.S. from the University of California, Santa Barbara.

Summary Compensation Table

The following table reflects all compensation received by those persons who were, as of December 31, 2004, the chief executive officer and the four of our other most highly compensated executive officers. We refer to these officers collectively as the Named Officers.

Summary Compensation Table

	Year	Annual Compensation			Long Term Compensation			All other compen- sation($) (8)
Name and Principal Position		Salary($)		Bonus($)	Restricted stock award(s)($)		Securities underlying Options/ SARs(#)
Andrew Batinovich Director, President and Chief Executive Officer	2004 2003 2002	425,000 350,000 350,000		225,000 — —	2,220,000 — 440,031	(1) (2)	— — —	11,732 13,925 13,896

Michael A. Steele Executive Vice President and Chief Operating Officer	2004 2003 2002	260,000 250,000 177,084	(3)	200,000 — 150,000	— — 969,500	(4)	— — —	11,507 14,911 3,517

Stephen R. Saul Executive Vice President, Chief Financial Officer and Secretary	2004 2003 2002	220,000 200,000 200,000		110,000 — —	— — 200,254	(5)	— — —	11,087 14,306 13,385

Sandra L. Boyle Executive Vice President	2004 2003 2002	230,000 230,000 230,000		50,000 — —	— — 76,018	(6)	— — —	13,250 14,471 16,630

Brian S. Peay Senior Vice President	2004 2003 2002	175,000 166,250 150,000		87,500 30,000 —	— — 138,450	(7)	— — —	11,070 12,771 12,768

(1)	Andrew Batinovich—represents the fair market value of 100,000 shares of restricted stock on the date of grant (March 30, 2004), based upon the closing price of our common stock of $22.20. Dividends are paid on the restricted stock. 50,000 shares of the restricted stock vest over a ten year term at ten percent per year. The remaining 50,000 shares may vest during the same ten year term based on the Company’s achievement of certain performance criteria.

(2)	Andrew Batinovich—represents the fair market value of 23,837 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our common stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested.

(3)	Partial year.

(4)	Michael Steele—represents the fair market value of (i) 12,500 shares of restricted stock on the date of grant (April 16, 2002), based upon the closing price of our common stock of $22.18; plus (ii) 37,500 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our common stock of $18.46. Dividends are paid on the restricted stock. On the April 16, 2002 grant, 6,250 shares vest on the third anniversary of the grant date, and 3,125 shares vest on each of the fourth and fifth anniversaries of the grant date. On the December 23, 2002 grant, twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested.

(5)	Steve Saul—represents the fair market value of 10,848 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our common stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested.

(6)	Sandra Boyle—represents the fair market value of 4,118 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our common stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested.

(7)	Brian Peay—represents the fair market value of 7,500 shares of restricted stock on the date of grant (December 23, 2002), based upon the closing price of our common stock of $18.46. Dividends are paid on the restricted stock. Twenty percent of the restricted stock vests one year after grant, and an additional twenty percent vests each year thereafter until all shares are vested.

(8)	Amounts shown comprise the components as shown in the following table. Ms. Boyle’s compensation also includes an annual car allowance of $2,400.

	Health, dental and life insurance premiums paid by Glenborough*($)			Contributions by Glenborough to defined contribution retirement plan($)
	2002	2003	2004	2002	2003	2004
Andrew Batinovich	5,896	5,925	7,632	8,000	8,000	4,100

Michael A. Steele	1,855	6,911	7,407	1,662	8,000	4,100

Stephen R. Saul	5,385	6,306	6,987	8,000	8,000	4,100

Sandra L. Boyle	6,230	6,471	6,750	8,000	8,000	4,100

Brian S. Peay	4,768	6,121	6,970	8,000	6,650	4,100

*	The amounts shown in 2002 for all of the named executives except Mr. Steele and Mr. Peay include a portion of the value of certain split-dollar-funded life insurance policies, which is included in compensation for purposes of this report. In accordance with the Sarbanes-Oxley Act of 2002, the Company stopped paying premiums related to all of these policies in July, 2002. That same year, the arrangements were cancelled for Mr. Andrew Batinovich, Mr. Saul and Ms. Boyle.

Option Grants

No stock options were granted during fiscal 2004 to the Named Officers.

Option Exercises and Fiscal Year-end Values

The following table summarizes all option exercises during 2004, and the value of outstanding options at December 31, 2004, for the Named Officers.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

Name	Shares Acquired On Exercise(#)	Value Realized($) (2)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End(#)		Value of Unexercised In-the-Money Options/SARs at Fiscal Year End($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew Batinovich	—	—	555,000	—	804,250	—
Michael A. Steele	—	—	—	—	—	—
Stephen R. Saul	—	—	95,001	33,333	164,970	347,170
Sandra L. Boyle	—	—	133,334	13,333	651,338	51,332
Brian S. Peay	—	—	75,001	33,332	338,188	157,392

(1)	Equals (i) the closing price of our common stock as reported on the New York Stock Exchange on December 31, 2004 of $21.28 per share, (ii) minus the applicable exercise prices per share, (iii) multiplied by the number of shares underlying the options.

(2)	Before deduction for brokerage commissions.

Retirement Agreements

We have entered into contracts with each of Robert Batinovich, Andrew Batinovich and Sandra Boyle that provide supplemental retirement benefits. The contracts provide individual Company-sponsored health insurance coverage during retirement consistent with all coverage then offered to current employees of the Company. Additionally, except as described below, all of the contracts provide an annual benefit equal to 3% of the executive’s highest average base salary and bonus for 3 out of the last 10 years of employment with us (high 3), multiplied by the employee’s number of years of service with us, with the annual annuity benefit not to exceed (i) 100% of such high 3 (66% in the case of Robert Batinovich), or (ii) a specified “dollar cap” of $565,000 for Robert Batinovich, $450,000 for Andrew Batinovich and $125,000 for Ms. Boyle. The benefits are not subject to any deduction for Social Security or other offset amounts. All benefits are fully vested. Benefits under each of the contracts commence at age 65 (60 in the case of Ms. Boyle). If benefits commence after age 65, the amount of such benefits will be increased using an interest rate of 6% per year between age 65 and the date benefits commence, but again subject to the dollar cap amounts as described above. (Applying these principles following his retirement in July 2003, the Company determined that Robert Batinovich’s annual annuity benefit will be $444,400.) Benefits are payable for the executive’s life with a 50% survivor annuity payable to his or her surviving spouse for life, except that Robert Batinovich’s benefits are payable in the form of a life annuity with a 10-year certain feature. Robert Batinovich has 25 years of service. Andrew Batinovich has 22 years of service. Sandra Boyle has 21 years of service.

During 2004, pursuant to the terms of his retirement agreement, Robert Batinovich received approximately $6,007 in aggregate health insurance and other benefits and $444,400 in retirement benefits.

The table below shows the estimated annual benefits payable upon age 65 (60 in the case of Ms. Boyle) retirement, before taking into account the dollar cap described above, or the 66% limitation for Robert Batinovich, also described above:

High-3 Year Salary & Bonus	Years of Service
	20	25	30	35
250,000	150,000	187,500	225,000	250,000
300,000	180,000	225,000	270,000	300,000
350,000	210,000	262,500	315,000	350,000
400,000	240,000	300,000	360,000	400,000
450,000	270,000	337,500	405,000	450,000
500,000	300,000	375,000	450,000	500,000
550,000	330,000	412,500	495,000	550,000
600,000	360,000	450,000	540,000	600,000
650,000	390,000	487,500	585,000	650,000
700,000	420,000	525,000	630,000	700,000

Relationships Among Directors or Executive Officers

Robert Batinovich, our Chairman, is the father of Andrew Batinovich, our director, President and Chief Executive Officer. There are no other family relationships among any of our directors and executive officers.

Independent Registered Public Accounting Firm

General

KPMG LLP (KPMG) served as our independent registered public accounting firm for 2004. Representatives of KPMG are expected to be present at the Annual Meeting of Stockholders and will be available to respond to appropriate questions from stockholders.

Fees

The table below sets forth the amounts of the aggregate fees billed by KPMG LLP for services rendered with respect to the fiscal years ended December 31, 2003 and December 31, 2004, and for non-audit services for which fees were billed during those fiscal years:

	2004($)		2003($)
Audit Fees	480,000		354,518
Audit-Related Fees	195,131	(1)	5,000
Tax Fees	14,000	(2)	48,000	(2)
Other Fees	—		—
Total Fees	689,131		407,518

(1)	These fees are primarily for consultation and services related to the Company’s 2004 common stock offerings.

(2)	These fees relate solely to consultation regarding property taxes.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee may delegate pre-approval authority to one or more designated member(s) for particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide back-up documentation at the time of approval.

II.    OTHER MATTERS TO COME BEFORE THE MEETING

We do not intend to bring other matters before the meeting nor do we know of any matters to be brought before the meeting by others. If, however, any other matters properly come before the meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the judgment of management on any such matter.

IT IS IMPORTANT THAT PROXIES BE COMPLETED PROMPTLY. STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON, ARE REQUESTED TO COMPLETE THE PROXY IN ACCORDANCE WITH ANY ONE OF THE THREE METHODS (MAIL, PHONE OR INTERNET) IDENTIFIED ON PAGE 1 OF THIS PROXY STATEMENT AND ON THE ENCLOSED PROXY CARD. BY RETURNING YOUR PROXY PROMPTLY YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM SO THAT THE MEETING CAN BE HELD. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR PROXY IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

By Order of the Board of Directors

Andrew Batinovich President and Chief Executive Officer

San Mateo, California

April 4, 2005

APPENDIX A TO PROXY STATEMENT

GLENBOROUGH

REALTY TRUST

2004 FINANCIAL INFORMATION

APPENDIX A TO PROXY STATEMENT

GLENBOROUGH REALTY TRUST

2004 FINANCIAL INFORMATION

SELECTED FINANCIAL DATA

Set forth below is selected financial data. Consolidated balance sheet and operating data is presented as of and for each of the five years ended December 31, 2004 (dollars in thousands).

The data set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto.

	2004	2003	2002	2001	2000
Operating Data:
Rental revenue	$179,260	$162,854	$139,636	$131,280	$199,265
Fees and reimbursements, including from related parties	4,047	3,616	3,672	6,628	3,713
Total operating revenue	183,307	166,470	143,308	137,908	202,978
Property operating expenses	63,679	55,714	44,313	40,779	70,930
General and administrative	11,582	12,370	11,685	10,961	13,408
Depreciation and amortization	58,952	50,145	37,873	33,412	49,077
Provision for impairment of real estate assets	3,752	2,852	—	—	4,800
Total operating expenses	137,965	121,081	93,871	85,152	138,215
Interest and other income	2,598	3,566	5,389	5,389	8,179
Interest expense	33,742	29,988	24,739	23,938	53,498
Loss on early extinguishment of debt	2,035	294	9,998	1,539	7,910
Provision for impairment of non-real estate assets	—	5,746	—	—	4,404
Income before minority interest, discontinued operations and cumulative effect of change in accounting principle	12,968	13,531	20,418	32,914	8,198
Discontinued operations	15,984	17,224	2,363	13,706	31,345
Net income	27,575	29,654	22,490	43,875	36,236
Net income available to common stockholders	4,825	10,417	2,926	24,311	27,858
Basic income (loss) per share:
Income (loss) from continuing operations	$(0.29)	$(0.18)	$0.03	$0.44	$0.30
Income (loss) available to Common Stockholders	0.15	0.38	0.11	0.90	0.95
Diluted income (loss) per share (1):
Income (loss) from continuing operations	$(0.29)	$(0.18)	$0.03	$0.44	$0.30
Income (loss) available to Common Stockholders	0.15	0.38	0.10	0.89	0.60
Distributions (2)	1.40	1.56	1.72	1.69	1.68

Balance Sheet Data:
Rental properties, gross (5)	$1,430,732	$1,402,183	$1,433,536	$1,338,022	$1,207,431
Accumulated depreciation (5)	(228,145)	(188,721)	(185,016)	(146,198)	(115,061)

Rental properties, net (5)	1,202,587	1,213,462	1,248,520	1,191,824	1,092,370
Investments in development	147,435	67,493	78,529	98,105	86,286
Investments in operating joint ventures	12,014	12,211	7,822	7,076	8,106
Mortgage loans receivable	12,872	40,323	41,813	39,061	37,250
Total assets	1,433,101	1,405,239	1,434,551	1,387,314	1,368,934
Total debt (5)	719,390	739,266	734,917	653,014	606,677
Stockholders’ equity	643,327	591,845	631,558	664,009	685,580

Other Data:
Cash flow provided by (used for):
Operating activities	67,359	73,550	89,126	79,719	86,054
Investing activities	(32,605)	(24,231)	(95,598)	(74,372)	356,325
Financing activities	(48,778)	(35,600)	7,335	(103,132)	(346,666)
FFO available to Common Stockholders (3)	53,781	54,964	48,548	72,784	71,390
Debt to total market capitalization (4)	41.8%	46.1%	47.8%	43.9%	43.9%

(1)	Diluted amounts include the effects of all classes of securities outstanding at year-end, including units of Operating Partnership interests and options to purchase our stock.

(2)	Historical distributions per common share for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 consist of distributions declared for the periods then ended.

(3)	Funds from Operations, or FFO, as defined and calculated on the following pages.

(4)	Debt to total market capitalization is calculated as total debt at period end divided by total debt plus the market value of our outstanding common stock and convertible Operating Partnership units (based upon the closing prices of the common stock in the table below) plus the liquidation value of our outstanding preferred stock based on the liquidation preference per share of $25.00 for all periods presented.

December 31,	Price Per Share of Common Stock
2004	$21.28
2003	19.95
2002	17.82
2001	19.40
2000	17.38

(5)	Including amounts for properties classified as held for sale.

FUNDS FROM OPERATIONS

Funds from operations is a non-GAAP measure that is commonly used in the real estate industry. The most directly comparable GAAP measure to funds from operations is net income (loss). Although the National Association of Real Estate Investment Trusts (“NAREIT”) has published a definition of funds from operations, modifications to the NAREIT calculation of funds from operations are common among REITs, as companies seek to provide financial measures that meaningfully reflect their business. Funds from operations, as defined by NAREIT, is presented by us as a supplemental financial measure. Funds from operations is not used by us as, nor should it be considered to be, an alternative to net income (loss) computed under GAAP, as an indicator of our operating performance or as an alternative to cash from operating activities computed under GAAP as an indicator of our ability to fund our cash needs.

Funds from operations is not meant to represent a comprehensive system of financial reporting and does not present, nor do we intend it to present, a complete picture of our financial condition and operating performance. We believe that net income (loss) computed under GAAP remains the primary measure of operating performance and that funds from operations is only meaningful when it is used in conjunction with net income (loss) computed under GAAP. Further, we believe that our consolidated financial statements, prepared in accordance with GAAP, provide the most meaningful picture of our financial condition and our operating performance.

NAREIT’s funds from operations measure adjusts net income (loss) computed under GAAP to exclude historical cost depreciation and gains and losses from the sales of previously depreciated properties. We agree that these two NAREIT adjustments are useful to investors for the following reasons:

(a)	historical cost accounting for real estate assets in accordance with GAAP assumes, through depreciation charges, that the value of real estate assets diminishes predictably over time. NAREIT stated in its White Paper on Funds from Operations “since real estate asset values have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves.” Consequently, NAREIT’s definition of funds from operations reflects the fact that real estate values, as an asset class, generally fluctuate over time to reflect market conditions.

(b)	REITs were created as a legal form of organization in order to encourage public ownership of real estate as an asset class through investment in firms that were in the business of long-term ownership and management of real estate. The exclusion, in NAREIT’s definition of funds from operations, of gains and losses from the sales of previously depreciated operating real estate assets allows investors and analysts to readily identify the operating results of the long-term assets that form the core of a REIT’s activities and assists in comparing those operating results between periods.

At the same time that NAREIT created and defined its funds from operations concept for the REIT industry, it also recognized that “management of each of its member companies has the responsibility and authority to publish financial information that it regards as useful to the financial community.” We believe that financial analysts, potential investors and shareholders who review our operating results are best served by the NAREIT defined funds from operations measure used together with, but not as a substitute for, net income (loss) computed under GAAP and cash from operating activities computed under GAAP.

Investors’ analyses of the performance of real estate companies tend to be centered on understanding the asset value created by real estate investment decisions and understanding current operating returns that are being generated by those same investment decisions. The adjustments to net income (loss) computed under GAAP that are included in arriving at the NAREIT defined funds from operations measure are helpful to management in making real estate investment decisions and evaluating our current operating performance. We believe that these adjustments are also helpful to industry analysts, potential investors and shareholders in their understanding and evaluation of our performance on the key measures of valuation and current operating returns generated on real estate investments.

While we believe that the NAREIT defined funds from operations measure is an important supplemental measure, it should not be used alone because it excludes significant economic components of net income (loss) computed under GAAP and is, therefore, limited as an analytical tool. Some of these limitations are:

•	Depreciation and amortization of real estate assets are economic costs that are excluded from funds from operations. Funds from operations is limited as it does not reflect the cash requirements that may be necessary for future replacements of the real estate assets. Further, the amortization of capital expenditures and leasing costs necessary to maintain the operating performance of real estate properties are not reflected in funds from operations.

•	Gains or losses from property dispositions, if any, represent changes in the value of the disposed properties. Funds from operations, by excluding these gains and losses, does not capture realized changes in the value of disposed properties arising from changes in market conditions.

We compensate for these limitations by using our funds from operations measure only in conjunction with net income (loss) computed under GAAP. To further compensate, we reconcile the funds from operations measure to net income (loss) computed under GAAP in our financial reports. Additionally, we provide investors with our complete financial statements prepared under GAAP, our definition of funds from operations which includes a discussion of the limitations of using the non-GAAP measure and a reconciliation of our GAAP measure (net income (loss)) to our non-GAAP measure so that investors can appropriately incorporate the measure and its limitations into their analyses.

The following table sets forth our reconciliation of net income to funds from operations (FFO) for each of the five years ended December 31, 2004 (in thousands, except weighted average shares and per share amounts):

	For the Year Ended December 31,
	2004	2003	2002	2001	2000
Net Income	$27,575	$29,654	$22,490	$43,875	$36,236
Cumulative effect of change in accounting principle	912	—	—	—	—
Real estate depreciation and amortization, net of minority interest (1)	55,926	51,629	46,256	41,868	52,323
Preferred dividends	(14,777)	(19,491)	(19,564)	(19,564)	(20,713)
Dividends paid on redeemed preferred stock	(2,073)	—	—	—	—
(Premium)/discount and writeoff of original issuance costs on preferred stock redemption	(5,900)	254	—	—	—
Net gain on sale from discontinued operations, net of minority interest	(13,164)	(12,816)	(6,011)	(794)	(18,310)
Adjustment for SFAS No. 13 rents (2)	—	—	—	(2,363)	—
Loss on early extinguishment of debt (2)	—	—	—	1,732	7,910
Provision for impairment of real estate asset (2)	—	—	—	—	4,800
Gain on sale of land	—	—	—	—	712
Adjustment to reflect FFO of unconsolidated operating JV’s (3)	714	430	444	602	952
Adjustment to reflect FFO of Associated Companies (4)	—	—	—	—	139
Adjustment to reflect FFO of minority interest (5)	4,568	5,304	4,933	7,428	7,341

FFO available to Common Stockholders	$53,781	$54,964	$48,548	$72,784	$71,390

Diluted Per Share Data:
FFO available to Common Stockholders	$1.56	$1.78	$1.57	$2.39	$2.16

Reconciliation of diluted weighted average shares:
Diluted weighted average shares outstanding for calculation of EPS	31,167,080	27,608,267	30,915,236	30,517,525	33,023,802
Stock options and restricted stock (6)	278,803	190,460	—	—	—
Convertible Operating Partnership Units (6)	3,001,957	3,008,815	—	—	—

Diluted weighted average shares outstanding for calculation of FFO per diluted share	34,447,840	30,807,542	30,915,236	30,517,525	33,023,802

(1)	Excludes non-real estate depreciation and amortization.

(2)	Prior to 2002, these items were excluded from the calculation of FFO.

(3)	Represents the adjustments to FFO required to reflect the FFO of the unconsolidated operating joint ventures allocable to us. Our investments in the joint ventures are accounted for using the equity method of accounting.

(4)	Represents the adjustments to FFO required to reflect the FFO of the Associated Companies allocable to us. Associated Companies refers to Glenborough Corporation (which merged into Glenborough Realty Trust Incorporated in 2000), Glenborough Inland Realty Corporation (which merged into Glenborough Corporation in 1997) and Glenborough Hotel Group (which merged into Glenborough Corporation in 1999).

(5)	Represents the minority interest holders’ share of real estate depreciation and amortization and gain/loss on sales from discontinued operations.

(6)	For the years ended December 31, 2004 and 2003, options to purchase shares of our common stock and convertible operating partnership units were anti-dilutive for the purpose of calculating diluted earnings per share and were excluded from the computation of diluted earnings per share. For the purpose of calculating FFO per share, options to purchase shares of our common stock and convertible operating partnership units are dilutive and are included in the computation of diluted FFO per share for all periods presented.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations, liquidity and capital resources, and financial condition should be read in conjunction with the selected financial data above and the Consolidated Financial Statements, including the notes thereto.

Results of Operations

Overview

During 2004, we issued 7.9 million shares of common stock in two secondary offerings and used the proceeds to redeem 6.2 million shares of preferred stock. As a result, our leverage ratio decreased from 62% at December 31, 2003, to 52% at December 31, 2004, as defined by total debt plus preferred stock to total market capitalization. Our floating rate debt decreased from 35% of total debt at the end of 2003 to 19% at the end of 2004. We sold five properties for total consideration of $52 million and recognized gains on sale of $14.4 million and acquired three properties for $52 million.

Portfolio Occupancy

Total portfolio occupancy (excluding joint ventures) decreased from 88.1% at December 31, 2003 to 87.2% at December 31, 2004. Net operating income (adjusted for discontinued operations) decreased 6.1% from $132.7 million for the year ended December 31, 2003 to $124.6 million for the year ended December 31, 2004.

Lease Maturities

Our leases range in term from one month to 15 years. The weighted average term of our leases in place as of December 31, 2004 is approximately 7 years. See Item 2 in our Annual Report on Form 10-K for a table which details our contractual lease expirations, by market, for our properties as of December 31, 2004. Based upon the strength of the national leasing market, we anticipate that lease rollover will affect our rental revenues with changes in portfolio occupancy and changes in rental rates upon lease renewal. In 2004, we had approximately 530,000 square feet of new leasing production at an average rent of $19.42 per square foot. We also renewed approximately 804,000 square feet of office leases which expired in 2004 at an average rent per square foot of $22.39. This represented an increase in effective rents from renewals (annualized rents net of concessions) of 9% during 2004.

Comparison of the year ended December 31, 2004 to the year ended December 31, 2003.

In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long Lived Assets”, effective for financial statements issued for fiscal years beginning after December 15, 2001, net income and gains and losses on sales of real estate for properties sold or classified as held for sale subsequent to December 31, 2001 are reflected in the consolidated statements of operations as “Discontinued Operations” for all periods presented. As we generally reinvest the proceeds from property dispositions into the acquisition of new properties, we believe that it is necessary to discuss our results of operations after discontinued operations have been added back to the respective revenue and expense line items to provide a representation of the balances that management uses to evaluate the results of operations for the periods presented.

Following is a table which reconciles our results of operations reported in accordance with GAAP to our results of operations with discontinued operations added back to each respective revenue and expense line item. The comparative discussion of the two years’ results which follows is based on the “Adjusted” column amounts.

	2004			2003
	As Reported	Discontinued Operations	Adjusted	As Reported	Discontinued Operations	Adjusted
OPERATING REVENUE
Rental revenue	$179,260	$12,517	$191,777	$162,854	$35,783	$198,637
Fees and reimbursements, including from related parties	4,047	—	4,047	3,616	—	3,616

Total operating revenue	183,307	12,517	195,824	166,470	35,783	202,253

OPERATING EXPENSES
Property operating expenses	63,679	3,509	67,188	55,714	10,184	65,898
General and administrative	11,582	3	11,585	12,370	4	12,374
Depreciation and amortization	58,952	3,696	62,648	50,145	8,479	58,624
Provision for impairment of real estate assets	3,752	—	3,752	2,852	—	2,852

Total operating expenses	137,965	7,208	145,173	121,081	18,667	139,748

Interest and other income	2,598	1	2,599	3,566	5	3,571
Equity in earnings of unconsolidated operating JV’s	805	—	805	604	—	604
Interest expense	(33,742)	(3,713)	(37,455)	(29,988)	(8,513)	(38,501)
Loss on early extinguishment of debt	(2,035)	(40)	(2,075)	(294)	(5,588)	(5,882)
Provision for impairment of non-real estate assets	—	—	—	(5,746)	—	(5,746)

Income before gain on sales of real estate assets, minority interest, discontinued operations and cumulative effect of change in accounting principle	12,968	1,557	14,525	13,531	3,020	16,551
Gain on sales of real estate assets	—	14,427	14,427	—	14,204	14,204

Income before minority interest, discontinued operations and cumulative effect of change in accounting principle	12,968	15,984	28,952	13,531	17,224	30,755
Minority interest (1)	(465)	—	(465)	(1,101)	—	(1,101)

Income before discontinued operations and cumulative effect of change in accounting principle	12,503	15,984	28,487	12,430	17,224	29,654
Discontinued operations	15,984	(15,984)	—	17,224	(17,224)	—

Income before cumulative effect of change in accounting principle	28,487	—	28,487	29,654	—	29,654
Cumulative effect of change in accounting principle	(912)	—	(912)	—	—	—

Net income	27,575	—	27,575	29,654	—	29,654
Preferred dividends	(14,777)	—	(14,777)	(19,491)	—	(19,491)
Dividends paid on redeemed preferred stock	(2,073)	—	(2,073)	—	—	—
(Premium)/discount and writeoff of original issuance costs on redemption	(5,900)	—	(5,900)	254	—	254

Net income available to Common Stockholders	$4,825	$—	$4,825	$10,417	$—	$10,417

(1)	Includes minority interest’s share of discontinued operations, preferred dividends and premium/discount and writeoff of original issuance costs on preferred stock redemptions.

Net Operating Income. Following is a table of net operating income by market, for comparative purposes, presenting the results for the years ended December 31, 2004 and 2003 (in thousands). The data set forth below should be read in conjunction with “Note 16. Segment Information” in our consolidated financial statements:

	2004	% of Total	2003	% of Total
Washington D.C.	$26,115	21.0%	$24,349	18.3%
Southern California	23,016	18.5%	21,610	16.3%
Boston	17,576	14.1%	17,043	12.8%
Northern New Jersey	15,925	12.8%	16,557	12.5%
San Francisco	7,035	5.6%	7,893	6.0%
Chicago	6,926	5.6%	6,228	4.7%
St. Louis	5,032	4.0%	4,737	3.6%
Tampa/Orlando	4,941	4.0%	6,293	4.7%
Denver	3,414	2.7%	5,837	4.4%
Minneapolis	3,248	2.6%	3,496	2.6%
All others	11,361	9.1%	18,696	14.1%

Total Net Operating Income	$124,589	100.0%	$132,739	100.0%

Rental Revenue. Rental revenue decreased $6,860,000 to $191,777,000 for the year ended December 31, 2004 from $198,637,000 for the year ended December 31, 2003. This change primarily resulted from property dispositions and lower occupancy, partially offset by property acquisitions and increases in rental rates. Following is a table of rental revenue by market, for comparative purposes, presenting the results for the years ended December 31, 2004 and 2003 (in thousands):

	2004	2003
Washington D.C.	$35,977	$33,444
Southern California	33,514	31,561
Boston	28,791	26,387
Northern New Jersey	24,500	24,145
San Francisco	10,177	10,642
Chicago	12,724	12,003
St. Louis	8,147	7,831
Tampa/Orlando	7,573	8,653
Denver	5,585	8,926
Minneapolis	5,711	6,075
All others	19,078	28,970

Total Rental Revenue	$191,777	$198,637

Fees and Reimbursements, Including From Related Parties. Fees and reimbursements, including from related parties, consist primarily of property management and asset management fees paid to us under property and asset management agreements with the unconsolidated operating joint ventures and the Rancon Partnerships. This revenue increased $431,000 to $4,047,000 for the year ended December 31, 2004, from $3,616,000 for the year ended December 31, 2003, primarily due to disposition, financing and other fees from the Rancon Partnerships.

Property Operating Expenses. Property operating expenses increased $1,290,000, or 2%, to $67,188,000 for the year ended December 31, 2004, from $65,898,000 for the year ended December 31, 2003, primarily due to increases in utilities, cleaning and repair and maintenance costs, partially offset by property dispositions and decreases in property taxes and administrative costs. Following is a table of property operating expenses by market, for comparative purposes, presenting the results for the years ended December 31, 2004 and 2003:

	2004	2003
Washington D.C.	$9,862	$9,095
Southern California	10,498	9,951
Boston	11,215	9,344
Northern New Jersey	8,575	7,588
San Francisco	3,142	2,749
Chicago	5,798	5,775
St. Louis	3,115	3,094
Tampa/Orlando	2,632	2,360
Denver	2,171	3,089
Minneapolis	2,463	2,579
All others	7,717	10,274

Total Property Operating Expenses	$67,188	$65,898

General and Administrative Expenses. General and administrative expenses decreased $789,000 to $11,585,000 for the year ended December 31, 2004, from $12,374,000 for the year ended December 31, 2003. This decrease is primarily due to staff reductions in 2003 and a decrease in travel expense in 2004, partially offset by professional fees and outside services related to Sarbanes-Oxley 404 compliance, as well as higher incentive compensation costs. General and administrative expenses as a percentage of total revenues remained stable at approximately 6% for 2004 and 2003.

Depreciation and Amortization. Depreciation and amortization increased $4,024,000 to $62,648,000 for the year ended December 31, 2004, from $58,624,000 for the year ended December 31, 2003. This increase is primarily due to property acquisitions, net of dispositions, depreciation of capital improvements, and amortization of at-market in-place leases we recorded in accordance with SFAS No. 141. See complete description of our accounting policy regarding recognition and amortization of at-market in-place leases in Note 2 of our consolidated financial statements.

Provision for Impairment of Real Estate Assets. In the fourth quarter of 2004, due to the adverse outcome of an initiative for the zoning and precise plan for a mixed use project known as Marina Shores in Redwood City, California, we decided to abandon an option to acquire an additional nearby parcel of land known as Pete’s Harbor. As a result, we recorded a provision for impairment to write off our basis in the option of $3,752,000 which consisted of previously paid option payments and predevelopment costs. Separately, in the first quarter of 2003, we recorded a provision for impairment of approximately $2,272,000 to provide for a decrease in the carrying value of our 10% owned development joint venture which owns an office property located in San Mateo, California, to an estimated fair value of zero due to decreased leasing activity and lower than anticipated market rents. In addition, in the third quarter of 2003, we recorded a provision for impairment of $580,000 to reduce the carrying value of our 50% owned development joint venture, which is developing a residential project at Gateway Business Park in Aurora, Colorado, from approximately $1,125,000 to an estimated fair value of $545,000, due to lower than anticipated values.

Interest and Other Income. Interest and other income decreased $972,000 to $2,599,000 for the year ended December 31, 2004, from $3,571,000 for the year ended December 31, 2003. This decrease was primarily due to principal payments received on our mortgage loan receivable secured by land at Gateway Park in Colorado.

Interest Expense. Interest expense decreased $1,046,000 to $37,455,000 for the year ended December 31, 2004, from $38,501,000 for the year ended December 31, 2003. This decrease is primarily due to a decrease in the average outstanding balance on the unsecured bank line of credit, as well as other debt paid off in connection with property sales and refinancings, offset by increases in variable interest rates and new debt.

Loss on Early Extinguishment of Debt. During the year ended December 31, 2004, we recorded losses on early extinguishment of debt of $2,075,000 which consisted primarily of writeoff of unamortized original financing costs in connection with various loan modifications and payoffs. During the year ended December 31, 2003, we recorded losses on early extinguishment of debt $5,882,000, which consisted primarily of prepayment penalties as well as the writeoff of unamortized original financing costs. Losses related to loan payoffs in connection with property sales have been included in discontinued operations.

Provision for Impairment of Non-Real Estate Assets. In the second and fourth quarters of 2003, we recorded impairment charges totaling $5,746,000 relating to anticipated losses on the disposition of our leased aircraft in the first quarter of 2004.

Gain on Sales of Real Estate Assets. The gain on sales of real estate assets of $14,427,000 during the year ended December 31, 2004, resulted from the sale of four office properties and one industrial property. The gain on sales of real estate assets of $14,204,000 during the year ended December 31, 2003, resulted from the sale of eight office properties, eight industrial properties and one multifamily property.

Cumulative Effect of Change in Accounting Principle. In accordance with FIN 46 Revised, we began consolidating the entity known as Marina Shores, effective January 1, 2004, as we are deemed to be the primary beneficiary as defined by FIN 46 Revised. The implementation of this change has been accounted for as a change in accounting principle and applied cumulatively as of January 1, 2004. The cumulative effect of the change in accounting principle resulted in a one-time non-cash reduction to our net income of $912,000, or approximately $0.03 per share, which represents the elimination of intercompany fee income recognized, slightly offset by additions to capitalized interest on this development project as if Marina Shores had been consolidated at the inception of our investment.

Comparison of the year ended December 31, 2003 to the year ended December 31, 2002.

As discussed above, we generally reinvest the proceeds from property dispositions into the acquisition of new properties, therefore, we believe that it is necessary to discuss our results of operations after discontinued operations have been added back to the respective revenue and expense line items to provide a representation of the balances that management uses to evaluate the results of operations for the periods presented.

Following is a table which reconciles our results of operations reported in accordance with GAAP to our results of operations with discontinued operations added back to each respective revenue and expense line item. The comparative discussion of the two years’ results which follows is based on the “Adjusted” column amounts.

	2003			2002
	As Reported	Discontinued Operations	Adjusted	As Reported	Discontinued Operations	Adjusted
OPERATING REVENUE
Rental revenue	$162,854	$35,783	$198,637	$139,636	$58,157	$197,793
Fees and reimbursements, including from related parties	3,616	—	3,616	3,672	—	3,672

Total operating revenue	166,470	35,783	202,253	143,308	58,157	201,465

OPERATING EXPENSES
Property operating expenses	55,714	10,184	65,898	44,313	16,180	60,493
General and administrative	12,370	4	12,374	11,685	3	11,688
Depreciation and amortization	50,145	8,479	58,624	37,873	15,039	52,912
Provision for impairment of real estate assets	2,852	—	2,852	—	15,845	15,845

Total operating expenses	121,081	18,667	139,748	93,871	47,067	140,938

Interest and other income	3,566	5	3,571	5,389	20	5,409
Equity in earnings of unconsolidated operating JV’s	604	—	604	329	—	329
Interest expense	(29,988)	(8,513)	(38,501)	(24,739)	(14,007)	(38,746)
Loss on early extinguishment of debt	(294)	(5,588)	(5,882)	(9,998)	(1,444)	(11,442)
Provision for impairment of non-real estate assets	(5,746)	—	(5,746)	—	—	—

Income before gain on sale of real estate assets, minority interest and discontinued operations	13,531	3,020	16,551	20,418	(4,341)	16,077
Gain on sales of real estate assets	—	14,204	14,204	—	6,704	6,704

Income before minority interest and discontinued operations	13,531	17,224	30,755	20,418	2,363	22,781
Minority interest (1)	(1,101)	—	(1,101)	(291)	—	(291)

Income before discontinued operations	12,430	17,224	29,654	20,127	2,363	22,490
Discontinued operations	17,224	(17,224)	—	2,363	(2,363)	—

Net income	29,654	—	29,654	22,490	—	22,490
Preferred dividends	(19,491)	—	(19,491)	(19,564)	—	(19,564)
Discount on preferred stock repurchases	254	—	254	—	—	—

Net income available to Common Stockholders	$10,417	$—	$10,417	$2,926	$—	$2,926

(1)	Includes minority interest’s share of discontinued operations, preferred dividends and discount on preferred stock repurchases.

Net Operating Income, Following is a table of net operating income by market, for comparative purposes, presenting the results for the years ended December 31, 2003 and 2002:

	2003	% of Total	2002	% of Total
Washington D.C.	$24,349	18.3%	$19,307	14.1%
Southern California	21,610	16.3%	17,299	12.6%
Boston	17,043	12.8%	15,486	11.3%
Northern New Jersey	16,557	12.5%	18,511	13.5%
San Francisco	7,893	6.0%	7,170	5.2%
Chicago	6,228	4.7%	10,504	7.7%
St. Louis	4,737	3.6%	4,885	3.5%
Tampa/Orlando	6,293	4.7%	6,270	4.6%
Denver	5,837	4.4%	8,998	6.5%
Minneapolis	3,496	2.6%	3,455	2.5%
All others	18,696	14.1%	25,415	18.5%

Total Net Operating Income	$132,739	100.0%	$137,300	100.0%

Rental Revenue. Rental revenue did not change significantly with only a slight increase of $844,000 to $198,637,000 for the year ended December 31, 2003, from $197,793,000 for the year ended December 31, 2002. This change primarily resulted from property acquisitions, lease termination fees and fixed rent increases on existing leases and lease renewals, offset by property dispositions. Following is a table of rental revenue by market, for comparative purposes, presenting the results for the years ended December 31, 2003 and 2002 (in thousands):

	2003	2002
Washington D.C.	$33,444	$26,097
Southern California	31,561	23,986
Boston	26,387	22,032
Northern New Jersey	24,145	24,788
San Francisco	10,642	10,099
Chicago	12,003	16,244
St. Louis	7,831	7,850
Tampa/Orlando	8,653	8,870
Denver	8,926	12,789
Minneapolis	6,075	6,274
All others	28,970	38,764

Total Rental Revenue	$198,637	$197,793

Property Operating Expenses. Property operating expenses increased $5,405,000, or 9%, to $65,898,000 for the year ended December 31, 2003, from $60,493,000 for the year ended December 31, 2002. The primary reasons for the increase were property acquisitions, as well as increases in property tax expense, utility costs and other operating expenses primarily due to high snow removal costs, partially offset by property dispositions. Following is a table of property operating expenses by market, for comparative purposes, presenting the results for the years ended December 31, 2003 and 2002:

	2003	2002
Washington D.C.	$9,095	$6,790
Southern California	9,951	6,687
Boston	9,344	6,546
Northern New Jersey	7,588	6,277
San Francisco	2,749	2,929
Chicago	5,775	5,740
St. Louis	3,094	2,965
Tampa/Orlando	2,360	2,600
Denver	3,089	3,791
Minneapolis	2,579	2,819
All others	10,274	13,349

Total Property Operating Expenses	$65,898	$60,493

General and Administrative Expenses. General and administrative expenses increased $686,000 to $12,374,000 for the year ended December 31, 2003, from $11,688,000 for the year ended December 31, 2002. This increase is primarily due to severance paid in connection with staff reductions in the second quarter of 2003, as well as costs associated with the retirement of our former Chief Executive Officer, Robert Batinovich, partially offset by reductions in travel and overhead costs resulting from these staff reductions. General and administrative expenses as a percentage of total revenues remained stable at approximately 6% for 2003 and 2002.

Depreciation and Amortization. Depreciation and amortization increased $5,712,000 to $58,624,000 for the year ended December 31, 2003, from $52,912,000 for the year ended December 31, 2002. This increase is primarily due to property acquisitions, net of dispositions, depreciation of capital improvements, and amortization of at-market in-place leases we recorded in accordance with SFAS No. 141. See complete description of our accounting policy regarding recognition and amortization of at-market in-place leases in Note 2 of our consolidated financial statements.

Provision for Impairment of Real Estate Assets. In the first quarter of 2003, we recorded a provision for impairment of approximately $2,272,000 to provide for a decrease in the carrying value of our 10% owned development joint venture which owns an office property located in San Mateo, California, to an estimated fair value of zero due to decreased leasing activity and lower than anticipated market rents. In addition, in the third quarter of 2003, we recorded a provision for impairment of $580,000 to reduce the carrying value of our 50% owned development joint venture, which is developing a residential project at Gateway Business Park in Aurora, Colorado, from approximately $1,125,000 to an estimated fair value of $545,000, due to lower than anticipated values. In the fourth quarter of 2002, a loss provision in the amount of $15,845,000 was recorded to provide for a decrease in the estimated fair value of five properties, including three office properties located in Atlanta, Tampa and Pennsylvania, one industrial located in Pennsylvania and one multifamily located in Texas.

Interest and Other Income. Interest and other income decreased $1,838,000 to $3,571,000 for the year ended December 31, 2003, from $5,409,000 for the year ended December 31, 2002. This decrease was primarily due to interest income earned from the sale of a mezzanine loan related to a development project in 2002, and a reduction in the interest rate on our mortgage loan receivable secured by land at Gateway Park in Colorado. At the beginning of 2003, as a result of changes in prevailing market interest rates since the original date of the loan, the interest rate on this loan was reduced from 13% to 6.5%. These decreases were slightly offset by losses on marketable securities recognized in 2002.

Loss on Early Extinguishment of Debt. During the years ended December 31, 2003 and 2002, we recorded losses on early extinguishment of debt of $5,882,000 and $11,442,000, respectively, which consisted of prepayment penalties and the writeoff of unamortized original issuance costs in connection with the payoff of various loans and the refinancing of other debt.

Provision for Impairment of Non-Real Estate Assets. In the second and fourth quarters of 2003, we recorded impairment charges totaling $5,746,000 relating to anticipated losses on the disposition of our leased aircraft in the first quarter of 2004.

Gain on Sales of Real Estate Assets. The gain on sales of real estate assets of $14,204,000 during the year ended December 31, 2003, resulted from the sale of eight office properties, eight industrial properties and one multifamily property. The gain on sales of real estate assets of $6,704,000 during the year ended December 31, 2002, resulted from the sale of seven industrial properties, one retail property and one multifamily property.

Liquidity and Capital Resources

Cash Flows

For the year ended December 31, 2004, cash provided by operating activities was $67,359,000 as compared to $73,550,000 for the same period in 2003. This change is primarily due to a decrease in rental revenue resulting from property dispositions and lower occupancy, as well as cash paid for lease commissions and to dispose of our leased aircraft, partially offset by property acquisitions, increases in rental rates and cash released from lender impound accounts. The decrease is also attributable to increases in utility costs, cleaning and repair and maintenance costs, and a decrease in interest and other income, partially offset by decreases in property taxes and administrative costs. Cash used for investing activities was $32,605,000 for the year ended December 31, 2004, as compared to $24,231,000 for the same period in 2003. This change is primarily due to higher proceeds from property sales, offset by funds used for acquisition of properties in 2003, as compared to higher investments in land and development in 2004, offset by principal payments on mortgage loans receivable received in 2004. Cash used for financing activities was $48,778,000 for the year ended December 31, 2004, as compared to $35,600,000 for the same period in 2003. This change is due to several factors, including costs of the 2004 preferred stock redemption and an increase in cash used for the repayment of debt in 2004, offset by proceeds from the 2004 common stock offerings and a decrease in common and preferred stock dividends paid to stockholders in 2004.

We expect to meet our short-term liquidity requirements generally through our working capital, our unsecured bank line of credit (as discussed below) and cash generated by operations. We anticipate that cash generated by our operations will be adequate to meet our operating requirements and to make distributions in accordance with REIT requirements in both the short and the long-term. In addition to cash generated by operations, the unsecured bank line of credit provides for working capital advances. However, there can be no assurance that our results of operations will not fluctuate in the future and at times affect our ability to meet our operating requirements and the amount of our distributions. If significant decreases in occupancy or rental rates occurred at our properties, this could have an adverse impact on our operating cash flows. Similarly, increases in interest rates could have a significant adverse impact on our operating cash flows.

Our principal sources of funding for acquisitions, expansion and renovation of properties, development and stock repurchases include the unsecured bank line of credit, permanent secured debt financing, public and private equity and debt issuances, the issuance of partnership units in the Operating Partnership, proceeds from property sales and cash flow provided by operations.

Contractual Obligations

At December 31, 2004, we had contractual obligations as follows (in thousands):

	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Secured mortgage loans	$155,086	$114,040	$343,156	$85,788	$698,070
Unsecured bank line of credit	—	21,320	—	—	21,320
Interest on indebtedness (1)	36,275	55,719	27,731	16,896	136,621
Purchase commitment (2)	71,700	—	—	—	71,700

Total	$263,061	$191,079	$370,887	$102,684	$927,711

(1)	For variable rate loans, this represents estimated interest expense based on outstanding balances and interest rates at December 31, 2004.

(2)	On February 1, 2005, we acquired Metro Place II in Vienna, VA, for a purchase price of $71.7 million. The property consists of a 234,466 square foot, ten-story Class “A” multi-tenant office building and a six-level parking garage. Completed in 1999, the property is 100% leased primarily to defense industry tenants, and is not subject to any lease expirations until 2009.

Financial Condition

Investments in Land and Development

Our investments in land and development increased from $67,493,000 at December 31, 2003, to $147,435,000 at December 31, 2004. This increase is primarily due to the consolidation of the entity known as Marina Shores, effective January 1, 2004, in accordance with FIN 46 Revised. In addition, we acquired an undivided 50% tenancy in common interest in approximately 295 acres of the land at Gateway Business Park for a total purchase price of $30.7 million in 2004. See Mortgage Loans Receivable below for further discussion.

In March 2004, we gained approval for our zoning and precise plan for Marina Shores Village with a 6-1 vote of the Redwood City Planning Commission. The proposed mixed use, waterfront community included approvals for the construction of 1,930 residential units, 150,000 square feet of office space and 25,000 square feet of retail space. In June 2004, the City Council unanimously approved the project with a 7-0 vote. In August 2004, a local group opposing the development qualified a referendum for the November ballot. On November 2, 2004, the referendum to ratify the city council action was defeated by approximately 2,400 votes (54% to 46%). As a result, we decided to abandon an option to acquire an additional nearby parcel of land known as Pete’s Harbor. In the fourth quarter of 2004, we recorded a provision for impairment to write off our basis in the option of $3,752,000 which consisted of previously paid option payments and predevelopment costs. We are currently working with the city on a redesign of the project.

As of December 31, 2004 and 2003, we had investments in the following properties under development and land held for development. The investment descriptions are as of December 31, 2004 (dollars in thousands).

Market	Properties	Description	City	Proposed Square Footage	Economic Interest		Investment Balance at December 31, 2004		Investment Balance at December 31, 2003
Denver	Three Gateway Center	Third office building constructed at Gateway Park (4-story)	Denver	(1)	100%		(1)		$1,495

Denver	Gateway Office Five	Fifth office building constructed at Gateway Park (1-story)	Denver	62,972	50	%(2)	$835		753

TOTAL PROPERTIES UNDER DEVELOPMENT				62,972			$835		$2,248

Boston	Marlborough Corporate Place	Three office buildings to be constructed as the eighth, ninth, and tenth phases of Marlborough Corporate Place	Marlborough	235,000	100%		$5,170		$5,032

	Subtotal— Boston			235,000			5,170		5,032

Denver	Gateway Park	1,200 acre mixed-use park near Denver International Airport; approximately 442 acres undeveloped	Denver	to be determined	50	%(3)	47,508	(3)	42,610	(3)

	Lima Street	19.5 acres of undeveloped land in Englewood, Colorado zoned for office use	Denver	120,000	100%		4,750		4,750

	Subtotal— Denver			120,000			52,258		47,360

San Francisco	Marina Shores	33.2 acre mixed-use waterfront community, which could include office, retail and multifamily units; currently in entitlement process	Redwood City	to be determined	50	%(4)	79,548	(4)	31,017

	Eden Shores	27 acres zoned for the construction of a 600,000 square foot office park	Hayward	600,000	100%		16,530		16,427

	Subtotal—San Francisco			600,000			96,078		47,444

		Other land not currently under development	New Jersey/San Francisco				5,966		5,732

TOTAL LAND HELD FOR DEVELOPMENT				955,000			$159,472		$105,568

TOTAL INVESTMENTS IN LAND AND DEVELOPMENT AND MORTGAGE LOANS RECEIVABLE				1,017,972			$160,307		$107,816

(1)	This property was acquired by us in the third quarter of 2004.

(2)	Interest in the form of a mezzanine loan.

(3)	Interest in the form of a mortgage loan receivable, mezzanine loans and equity. The investment balance includes $12,872 and $40,323 representing the balance of the mortgage loan receivable at December 31, 2004 and 2003, respectively.

(4)	Interest in the form of equity and mezzanine loans. The increase in the investment balance from December 31, 2003 to December 31, 2004 is primarily due to our consolidation of this entity on January 1, 2004, pursuant to FIN 46 Revised.

We have no further contractual obligations for the future funding of these developments; however, we will likely be funding a portion of their working capital needs until such time as other financing is obtained. Under our development alliances, we have provided an aggregate of approximately $4.2 million in debt guarantees; however, some of the loans were not fully drawn as of December 31, 2004. These guarantees will remain in place until such time as the related development financing has been replaced or repaid, the terms of which vary from less than 1 year to up to 2 years. We would be required to perform under these guarantees in the event that the proceeds generated by the sale, refinance or additional capital contribution by partners of the development project were insufficient to repay the full amount of the related debt financing. There is currently no recorded liability for any amounts that may become payable under these guarantees, nor is there a liability for our obligation to “stand-ready” to fund such guarantees which were all originally issued prior to 2003. In the event that we must make payments under one of these guarantees, our only recourse is to the limited liability companies that own the properties. No estimate of the amount that could be recovered by us in such an event can be made at this time.

Certain of the alliances with which we conduct business have been deemed to be VIEs as defined by FIN 46 Revised, however, other than Marina Shores as discussed above, none of these VIEs are required to be consolidated as we are not deemed to be the primary beneficiary as defined by FIN 46 Revised. The total assets and liabilities of such entities were approximately $92.8 million and $54.5 million, respectively, at December 31, 2004. Our maximum exposure to loss is equal to our investments in these arrangements, plus the related debt guarantees, as described above.

Investments in Unconsolidated Operating Joint Ventures

Investments in unconsolidated operating joint ventures decreased from $12,211,000 at December 31, 2003 to $12,014,000 at December 31, 2004. This decrease was primarily due to cash distributions received from the joint ventures in excess of our equity interests in the joint ventures’ earnings.

Mortgage Loans Receivable

Mortgage loans receivable consists primarily of a first mortgage secured by a 50% interest in 152 acres of land at December 31, 2004, and 465 acres of land at December 31, 2003, at Gateway Business Park in Aurora, Colorado (as noted in above table). Periodic payments of interest and principal are received from proceeds of land parcel sales in the project. The balance of mortgage loans receivable decreased from $40,323,000 at December 31, 2003, to $12,872,000 at December 31, 2004. This decrease resulted primarily from our acquisition of an undivided 50% tenancy in common interest in approximately 295 acres of the land at Gateway Business Park, which was collateral for our mortgage loan receivable, for an aggregate purchase price of $30.7 million. In connection with this acquisition, the 295 acres were released as collateral and we received payments totaling approximately $26.1 million on our mortgage loan receivable which were applied first to accrued interest and then to principal.

The borrowing entities in this loan arrangement have been deemed to be VIEs, but we are not deemed to be the primary beneficiary as defined by FIN 46 Revised. Our maximum exposure to loss is equal to the recorded amount of our loan, including accrued interest.

Mortgage Loans and Unsecured Bank Line

At December 31, 2004, our total indebtedness included fixed-rate debt of $581,092,000 and floating-rate debt of $138,298,000, and our ratio of total debt to gross book assets was approximately 44%.

During the year ended December 31, 2004, mortgage loans payable increased from $649,325,000 to $698,070,000 (including amounts related to properties classified as held for sale). This increase resulted from the consolidation of Marina Shore’s debt in the amount of $45,000,000 in accordance with FIN 46 Revised, $127,931,000 in new mortgage loans and $1,814,000 of draws on a construction loan, offset by $49,270,000 of paydowns on two floating-rate loans, $5,851,000 of scheduled principal amortization, $17,175,000 paid off in connection with a property sale, and $53,704,000 of other loan payoffs.

In accordance with FIN 46 Revised, we began consolidating the entity known as Marina Shores, effective January 1, 2004, as we are deemed to be the primary beneficiary as defined by FIN 46 Revised. Marina Shores has total debt of $45 million consisting of two loans, with a $30 million loan bearing interest at the fixed rate of 5.32%, and a $15 million loan bearing interest at the fixed rate of 7.32%. Both loans require monthly interest-only payments and were set to mature on February 15, 2005. Subsequent to December 31, 2004, the maturity date of these loans was extended to February 15, 2006.

In the third quarter of 2004, we paid off a fixed rate mortgage of $2.3 million which was due to mature in October 2004. As a result of the loan payoff, a 52,721 square foot office building in Lexington, Massachusetts, is now unencumbered.

In the third quarter of 2004, we completed a modification of a fixed rate loan with an insurance company. We released two properties from the collateral pool and added one property, received additional loan proceeds and extended the maturity date from November 2008 to February 2009. The interest rate remains fixed at 5.905%. The two properties released from the collateral pool were a 171,359 square foot property in Eden Prairie, Minnesota, and a 79,000 square foot property in Germantown, Maryland. The Germantown, Maryland property was sold upon its release from the loan and the proceeds from this sale along with the additional loan proceeds were used to payoff a $51.4 million variable rate loan secured by a 305,110 square foot office building in Arlington, Virginia. That building was then added to the collateral pool. Excess loan proceeds were used to pay down our unsecured bank line of credit. In connection with the loan modification and payoff of the variable rate loan, we recognized a loss on early extinguishment of debt of approximately $1.9 million which consisted primarily of the writeoff of unamortized original financing costs.

In the third quarter of 2004, in connection with the disposition of 90 Libbey Parkway, we made a paydown of approximately $4.9 million on a floating-rate loan which was secured by a cross-collateralized pool of six properties. This loan bears interest at the floating rate of 30-day LIBOR plus 2.00%, requires monthly interest-only payments, and has a maturity date of December 5, 2005. The interest rate on this loan at December 31, 2004, was 4.4% and it is now secured by a cross-collateralized pool of five properties. In connection with this paydown, we recognized a loss on early extinguishment of debt of approximately $40,000 which consisted of the writeoff of unamortized original financing costs.

In the second quarter of 2004, we modified a mortgage loan secured by 610 West Ash, a 174,247 square foot, 19-story, Class A office building located in San Diego, California, which was acquired in the fourth quarter of 2003. We received $5 million of additional proceeds with all other loan terms remaining unchanged. The additional proceeds from this loan were used to pay down our unsecured bank line of credit.

In the second quarter of 2004, we closed a new $35 million loan which is secured by three office properties located in Illinois and Iowa. The loan has a maturity date of April 1, 2005, with two one-year extension options, requires monthly interest-only payments and bears interest at the floating rate of 30-day LIBOR plus 2.00%. The interest rate on this loan at December 31, 2004, was 4.4%. The proceeds from this loan were used to payoff a $35.1 million floating rate loan which was secured by a cross-collateralized pool of seven properties, had a maturity date of December 2004, and had a floating interest rate of LIBOR plus 3.25% with a floor of 5%.

In the second quarter of 2004, in connection with the acquisition of 1100 17th Street, we assumed a mortgage loan with an outstanding balance of approximately $21 million. The loan has a maturity date of July 1, 2007, and bears interest at a floating rate of 30-day LIBOR plus 1.75%, with a floor of 3.5%. The interest rate on this loan at December 31, 2004, was 4.15%.

In the second quarter of 2004, we closed a $17 million loan which is secured by a cross-collateralized pool of seven properties. The loan matures in November 2008, requires monthly interest-only payments and bears interest at a floating rate of 30-day LIBOR plus 3.25%. The interest rate on this loan at December 31, 2004, was 5.65%. The proceeds from this loan were used to pay down our unsecured bank line of credit.

In the first quarter of 2004, we made a paydown of approximately $9.3 million on a floating-rate loan which was secured by a cross-collateralized pool of seven properties. This loan bears interest at the floating rate of 30-day LIBOR plus 2.00%, requires monthly interest-only payments, and has a maturity date of December 5, 2005. The interest rate on this loan at December 31, 2004, was 4.4%. As a result of the paydown, one of the properties securing the loan, a 56,348 square foot office property located in Alexandria, Virginia, was released from the collateral pool. All other terms of the loan remain the same. In connection with this paydown, we recognized a loss on early extinguishment of debt of approximately $85,000 which consisted of the writeoff of unamortized original financing costs.

Outstanding borrowings under our unsecured bank line of credit decreased from $89,941,000 at December 31, 2003, to $21,320,000 at December 31, 2004. The decrease was due to paydowns totaling $268,893,000 generated from the proceeds of common stock offerings, paydowns received on the mortgage loan receivable, proceeds from property sales and new financings, and cash flow from operations, offset by draws totaling $200,272,000 for the Preferred Stock redemption, acquisition of properties, acquisition of land at Gateway Business Park, mortgage loan payoffs, disposition of the corporate aircraft and development advances. In March 2004, the unsecured bank line of credit was modified to extend the maturity date from September 2005 to March 2007, with one one-year extension option. The unsecured bank line of credit requires us, among other things, to be in compliance with certain financial and operating covenants. We have been in compliance during all of 2004 and remain in compliance at December 31, 2004.

In connection with a 2001 secured financing, we entered into an interest rate cap agreement (caplets) to hedge increases in 30-day LIBOR rates above a specified level. The agreement expired over a term concurrent with the secured financing, was indexed to a 30-day LIBOR rate, was for a notional amount equal to the maximum amount available on the secured financing, and capped 30-day LIBOR to a maximum of 6%. We paid a $594,000 fee at the inception of this cap agreement, of which $357,000 had been charged to earnings as of March 31, 2004. The remaining $237,000 was charged to earnings in the second quarter of 2004 when the related secured financing was paid off. At December 31, 2004, we were not a party to any open interest rate protection agreements.

Some of our properties are held in limited partnerships and limited liability companies in order to facilitate financing. All such entities are owned 100% directly or indirectly by us.

Equity and Debt Offerings

In November 1997, we filed a shelf registration statement with the SEC (the “1997 Registration Statement”) which registered the issuance of up to $1.0 billion of our equity securities. The 1997 Registration Statement was declared effective on December 18, 1997. There is currently $635.1 million of capacity in equity securities remaining on the 1997 Registration Statement. In January 1999, we filed a shelf registration statement with the SEC (the “1999 Registration Statement”) which registered the issuance of up to $300 million of debt securities of Glenborough Properties, L.P, which may be guaranteed by us. The 1999 Registration Statement was declared effective by the SEC on January 25, 1999. There is currently $300 million of capacity of debt securities remaining on the 1999 Registration Statement.

On December 16, 2004, we completed the sale of 4,000,000 shares of common stock in an offering underwritten by Goldman, Sachs & Co. The 4,000,000 shares were sold at a per share price of $20.80, resulting in proceeds, net of offering costs, of approximately $82 million. We used the net proceeds to redeem a portion of the outstanding shares of our Preferred Stock on January 28, 2005 (as discussed below). In the interim, prior to the redemption, the proceeds were used to repay a portion of the amounts outstanding under our unsecured bank line of credit.

On March 19, 2004, we completed the sale of 3,910,000 shares of common stock (including the exercise of the over allotment of 510,000 shares) in an offering underwritten by Goldman, Sachs & Co. The 3,910,000 shares were sold at a per share price of $21.20, resulting in proceeds, net of offering costs, of approximately $81.3 million. We used the net proceeds to redeem a portion of the outstanding shares of our Preferred Stock on April 30, 2004 (as discussed below). In the interim, prior to the redemption, the proceeds were used to repay a portion of the amounts outstanding under our unsecured bank line of credit.

Preferred Stock Redemptions

On January 28, 2005, we redeemed approximately 3.1 million shares of Preferred Stock, representing approximately 45.4% of the total number of outstanding shares. The redemption price was $25.5825 per share of Preferred Stock plus $0.1916 per share in accrued and unpaid dividends for the period from December 24, 2004 through and including January 28, 2005, without interest. This redemption was funded with proceeds from our December 2004 common stock offering which had temporarily been used to pay down our unsecured bank line of credit (as discussed above).

On April 30, 2004, we redeemed approximately 3.1 million shares of Preferred Stock, representing approximately 31.2% of the total number of outstanding shares. The redemption price was $25.775 per share of Preferred Stock plus $0.183 per share in accrued and unpaid dividends for the period from March 26, 2004 through and including April 30, 2004, without interest. This redemption was funded with proceeds from our March 2004 common stock offering which had temporarily been used to pay down our unsecured bank line of credit (as discussed above).

Stock Repurchases

In 1999, our Board of Directors authorized the repurchase of up to 6.2 million shares of our outstanding Common Stock. This represented approximately 20% of our total outstanding Common Stock. In December 2000, the repurchase authorization was increased to approximately 8.2 million shares, representing approximately 26% of Common Stock outstanding when the repurchase program began. As of December 31, 2004, 6,394,816 common shares have been repurchased at an average price per share of $16.60 and a total cost of approximately $106.8 million; this represents approximately 78% of the expanded repurchase authorization and approximately 20% of Common Stock outstanding when the repurchase program began. In addition, during 1999, we announced that our Board of Directors had approved the repurchase of up to 15% of its Preferred Stock, or 1,725,000 shares. In May 2000, the Preferred Stock repurchase authorization was increased to 3,450,000 shares, representing approximately 30% of Preferred Stock outstanding when the repurchase program began. As of December 31, 2004, 1,543,700 preferred shares have been repurchased at an average price per share of $15.72 and a total cost of approximately $24.2 million; this represents approximately 45% of the expanded repurchase authorization and approximately 13% of Preferred Stock outstanding when the repurchase program began. We intend to make future stock repurchases from time to time in the open market or otherwise and the timing will depend on market conditions and other factors.

Critical Accounting Policies

Revenue recognized on a straight-line basis

We recognize rental revenue on a straight-line basis at amounts that we believe we will collect on a tenant-by-tenant basis. The estimation process may result in higher or lower levels from period to period as our collection experience and the credit quality of our tenants changes. Actual amounts collected could be lower or higher than the amounts recognized on a straight-line basis if specific tenants are unable to pay rent that we have previously recognized as revenue, or if other tenants remain whom we previously believed would not.

Carrying value of rental properties, investments in development and other investment assets

Our rental properties, investments in development and other investment assets such as operating joint ventures and mortgage loans receivable are generally carried at the lower of cost or estimated fair value. Certain development and operating joint ventures include our share of undistributed income or loss arising from the investment, and the mortgage loans receivable include accrued interest. In addition, some interest, payroll and general and administrative costs incurred in connection with our development activities may be capitalized. The actual value of our portfolio of property, investments in development and other investments could be significantly higher or lower than their carrying amounts.

Our status as a real estate investment trust

We have elected to be taxed as a REIT under Sections 856 to 860 of the Internal Revenue Code. A real estate investment trust generally is not subject to federal income tax on that portion of its real estate investment trust taxable income that is distributed to its stockholders, provided that at least 90% of real estate investment trust taxable income is distributed and other requirements are met. We believe that we have complied with all requirements to qualify as a REIT for each of the years in the three-year period ended December 31, 2004. Accordingly, no provision for income taxes is included in our consolidated financial statements.

Accounting Pronouncements Issued But Not Yet Adopted

In December 2004, the FASB issued SFAS No. 123 revised 2004, “Share-Based Payment”. This Statement is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation”, and supersedes APB No. 25, “Accounting for Stock Issued to Employees”. The Statement requires companies to recognize in the income statement the grant-date fair value of stock options and other equity based compensation issued to employees. This Statement is effective as of the beginning of the first interim or annual period that commences after June 15, 2005. We anticipate that the adoption of SFAS No. 123 revised 2004 will not have a material impact on our financial position, net earnings or cash flows.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-Monetary Assets an amendment of APB No. 29”. This Statement amends APB Opinion No. 29, “Accounting for Non-Monetary Transactions” to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. That exception required that some non-monetary exchanges be recorded on a carryover basis versus this Statement, which requires that an entity record a non-monetary exchange at fair value and recognize any gain or loss if the transaction has commercial substance. This Statement is effective for fiscal years beginning after June 15, 2005. We anticipate that the adoption of SFAS No. 153 will not have a material impact on our financial position, net earnings or cash flows.

In November 2004, the FASB issued EITF Issue No. 03-13, “Applying the Conditions in Paragraph 42 of FASB Statement No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, in Determining Whether to Report Discontinued Operations” (EITF No. 03-13). This issue assists in the development of a model for evaluating (a) which cash flows are to be considered in determining whether cash flows have been or will be eliminated and (b) what types of continuing involvement constitute significant continuing involvement. The guidance in this issue should be applied to a component of an enterprise that is either disposed of or classified as held for sale in fiscal periods beginning after December 15, 2004. Previously reported operating results related to disposal transactions initiated within an enterprise’s fiscal year that includes the date that this consensus was ratified (November 30, 2004) may be reclassified. The adoption of EITF No. 03-13 on January 1, 2005, had no impact on our financial position, net earnings or cash flows.

Inflation

Leases at the office properties typically provide for rent adjustment and pass-through of certain operating expenses during the term of the lease. Substantially all of the leases at the industrial properties provide for pass-through to tenants of certain operating costs, including real estate taxes, common area maintenance expenses, and insurance. We anticipate that these provisions may permit us to increase rental rates or other charges to tenants in response to rising prices and therefore, serve to reduce our exposure to the adverse effects of inflation.

Forward Looking Statements; Factors That May Affect Operating Results

This report contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including statements regarding our expectations, hopes, intentions, beliefs and strategies regarding the future. These forward looking statements include statements relating to:

•	Our belief that claims and lawsuits which have arisen against us in our normal course of business will not have a material adverse effect on our financial position, cash flow or results of operations;

•	Our intention to continue our policy of paying quarterly distributions;

•	Our anticipation that lease rollover will affect our rental revenues with changes in portfolio occupancy and changes in rental rates upon lease renewal;

•	Our expectation to meet our short-term liquidity requirements generally through our working capital, our unsecured bank line of credit and cash generated by operations;

•	Our anticipation that cash generated by our operations will be adequate to meet our operating requirements and to make distributions in accordance with REIT requirements in both the short and the long-term;

•	Our intention to make future stock repurchases from time to time in the open market or otherwise depending on market conditions and other factors;

•	Our anticipation that the adoption of SFAS No. 123 revised 2004 will not have a material impact on our financial position, net earnings or cash flows;

•	Our anticipation that the adoption of SFAS No. 153 will not have a material impact on our financial position, net earnings or cash flows;

•	Our anticipation that certain provisions of our lease documents may permit us to increase rental rates or other charges to tenants in response to rising prices and therefore, serve to reduce our exposure to the adverse effects of inflation;

•	Our expectation that changes in market interest rates obtainable on our secured and unsecured borrowings will not have a material impact on the performance or fair value of our mortgage loans receivable; and

•	Our belief that we complied with all requirements to qualify as a REIT and, as a result, our exclusion of income taxes from our consolidated financial statements.

All forward-looking statements included in this document are based on information available to us on the date hereof. Because these forward looking statements involve risk and uncertainty, there are important factors that could cause our actual results to differ materially from those stated or implied in the forward-looking statements. Those important factors include:

•	the unpredictability of both the frequency and final outcome of litigation;

•	our insurance carriers’ binding conclusion that no insurance coverage extends to a particular claim;

•	an unexpected inability to collect or access capital;

•	availability and creditworthiness of prospective tenants and our ability to execute lease deals with them;

•	defaults or non-renewal of leases by customers;

•	market fluctuations in rental rates, concessions and occupancy;

•	reduced demand for office space;

•	failure of market conditions and occupancy levels to improve in certain geographic areas;

•	difficulties in identifying properties to acquire and in effecting acquisitions;

•	our failure to successfully integrate acquired properties and operations;

•	increased interest rates and operating costs;

•	our failure to obtain necessary outside financing;

•	the adoption of SFAS No. 123 revised 2004 has an unanticipated, negative impact on our financial position;

•	an interpretation of fair value differing from ours prevails in the application of SFAS No. 153;

•	an interpretation of lease provisions differing from ours prevails in a dispute regarding recovery of expenses;

•	the unpredictability of changes in accounting rules;

•	our inadvertent or technical failure to have met all requirements to qualify as a REIT;

•	risks and uncertainties affecting property development and construction (including construction delays, cost overruns, our inability to obtain necessary permits and public opposition to these activities);

•	unanticipated difficulties with joint venture partners; and

•	continuing threat of terrorist attacks.

The forward-looking statements in this report are subject to additional risks and uncertainties further discussed in our Annual Report on Form 10-K under “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors”. We assume no obligation to update or supplement any forward looking-statement. The reader should also consult the cautionary statements and risk factors listed from time to time in our Reports on Form 10-Q and 8-K.

Qualitative and Quantitative Disclosures About Market Risk

Interest Rates

We are exposed to changes in interest rates obtainable on our secured and unsecured borrowings. Our expectation is that changes in market interest rates will not have a material impact on the performance or fair value of our mortgage loans receivable.

It is our policy to manage our exposure to fluctuations in market interest rates for our borrowings through the use of fixed rate debt instruments to the extent that reasonably favorable rates are obtainable with such arrangements. In order to maximize financial flexibility when selling properties and minimize potential prepayment penalties on fixed rate loans, we have also entered into several variable rate debt arrangements. Approximately 19% at December 31, 2004 and 35% at December 31, 2003 of our outstanding debt, including amounts borrowed under our unsecured bank line of credit, were subject to variable rates. In addition, the average interest rate on our debt increased from 4.91% at December 31, 2003 to 5.55% at December 31, 2004. We review interest rate exposure in the portfolio continually in an effort to minimize the risk of interest rate fluctuations. We do not have any other material market-sensitive financial instruments. It is not our policy to engage in hedging activities for speculative or trading purposes.

We may enter into forward interest rate, or similar, agreements to hedge specific anticipated debt issuances where we believe the risk of adverse changes in market rates is significant. Under a forward interest rate agreement, if the referenced interest rate increases, we are entitled to a receipt in settlement of the agreement that economically would offset the higher financing cost of the debt issued. If the referenced interest rate decreases, we make payment in settlement of the agreement, creating an expense that economically would offset the reduced financing cost of the debt issued. At December 31, 2004, we were not a party to any forward interest rate or similar agreements.

The table below provides information about our financial instruments that are sensitive to changes in interest rates. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on rates in effect at the reporting date.

	Expected Maturity Date
	2005	2006	2007	2008	2009	Thereafter	Total	Fair Value
	(in thousands)
Secured Fixed	$74,711	$85,243	$9,194	$125,474	$200,682	$85,788	$581,092	$594,886
Average interest rate	5.70%	6.71%	6.12%	5.48%	5.79%	5.44%	5.80%

Secured Variable	$80,375	$868	$18,735	$17,000	$—	$—	$116,978	$116,978
Average interest rate	4.47%	4.15%	4.15%	5.65%	—	—	4.59%

Unsecured Variable	$—	$—	$21,320	$—	$—	$—	$21,320	$21,320
Average interest rate	—	—	4.15%	—	—	—	4.15%

A change of 1/8% in the index rate to which our variable rate debt is tied would change the annual interest we incurred by approximately $173,000, based upon the balances outstanding on variable rate instruments at December 31, 2004.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

An evaluation was carried out under the supervision and with the participation of management, including our Chief Executive Officer and Chief Financial Officer, of the effectiveness of our disclosure controls and procedures (as defined in Rule 13a-14(c) under the Securities Exchange Act of 1934, as amended). Based on their evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that our disclosure controls and procedures were, to the best of their knowledge, effective as of December 31, 2004, to ensure that information required to be disclosed in reports that are filed and submitted under the Securities Exchange Act are recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. Subsequent to December 31, 2004, there were no significant changes in our disclosure controls or in other factors that could significantly affect these controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

Management’s Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended). Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2004. In making this assessment, we used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. We have concluded that, as of December 31, 2004, our internal control over financial reporting was effective based on these criteria. Our independent registered public accounting firm, KPMG LLP, has issued an audit report on our assessment of our internal control over financial reporting, which is included herein.

Changes in Internal Control Over Financial Reporting

There were no changes in our internal control over financial reporting identified in connection with our evaluation of internal control over financial reporting during our fourth quarter ended December 31, 2004, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Controls

Our management, including our Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

GLENBOROUGH REALTY TRUST INCORPORATED:

We have audited the accompanying consolidated balance sheets of GLENBOROUGH REALTY TRUST INCORPORATED (a Maryland corporation) and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we have also audited the accompanying financial statement schedules listed in the index to financial statements and schedules. These consolidated financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GLENBOROUGH REALTY TRUST INCORPORATED and subsidiaries as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules when considered in relation to the consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

As discussed in Note 18 to the consolidated financial statements, effective January 1, 2004, GLENBOROUGH REALTY TRUST INCORPORATED adopted Financial Accounting Standards Board Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of GLENBOROUGH REALTY TRUST INCORPORATED’s internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 15, 2005, expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP
KPMG LLP

San Francisco, California

March 15, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

GLENBOROUGH REALTY TRUST INCORPORATED:

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A, that GLENBOROUGH REALTY TRUST INCORPORATED maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). GLENBOROUGH REALTY TRUST INCORPORATED’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of GLENBOROUGH REALTY TRUST INCORPORATED’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that GLENBOROUGH REALTY TRUST INCORPORATED maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, GLENBOROUGH REALTY TRUST INCORPORATED maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of GLENBOROUGH REALTY TRUST INCORPORATED and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 15, 2005, expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP
KPMG LLP

San Francisco, California

March 15, 2005

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and 2003

(in thousands, except share amounts)

	2004	2003
ASSETS
Rental properties, gross	$1,367,310	$1,339,287
Accumulated depreciation and amortization	(220,229)	(183,199)

Rental properties, net	1,147,081	1,156,088

Property held for sale (net of accumulated depreciation and amortization of $8,864 and $6,182 as of December 31, 2004 and 2003, respectively)	57,327	60,136
Investments in land and development	147,435	67,493
Investments in unconsolidated operating joint ventures	12,014	12,211
Mortgage loans receivable	12,872	40,323
Leasing and financing costs (net of accumulated amortization of $17,856 and $14,198 as of December 31, 2004 and 2003, respectively)	24,403	25,606
Cash and cash equivalents	6,003	18,992
Other assets	25,966	24,390

TOTAL ASSETS	$1,433,101	$1,405,239

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Mortgage loans	$654,748	$605,447
Unsecured bank line of credit	21,320	89,941
Obligations associated with property held for sale	43,300	43,816
Other liabilities	31,282	37,221

Total liabilities	750,650	776,425

Commitments and contingencies (Note 19)

Minority interest	39,124	36,969

Stockholders’ Equity:

Common stock, $0.001 par value, 188,000,000 shares authorized, 36,033,126 and 27,847,477 shares issued and outstanding at December 31, 2004 and 2003, respectively	36	28
Preferred stock, $0.001 par value, 12,000,000 shares authorized, $25.00 liquidation preference, 6,850,325 and 9,956,300 shares issued and outstanding at December 31, 2004 and 2003, respectively	7	10
Additional paid-in capital	870,622	779,627
Deferred compensation	(4,056)	(2,977)
Distributions in excess of accumulated earnings	(223,282)	(184,843)

Total stockholders’ equity	643,327	591,845

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,433,101	$1,405,239

The accompanying notes are an integral part of these consolidated financial statements

GLENBOROUGH REALTY TRUST INCORPORATED CONSOLIDATED STATEMENTS OF INCOME For the years ended December 31, 2004, 2003 and 2002 (in thousands, except share and per share amounts)
	2004	2003	2002
OPERATING REVENUE
Rental revenue	$179,260	$162,854	$139,636
Fees and reimbursements, including from related parties	4,047	3,616	3,672

Total operating revenue	183,307	166,470	143,308

OPERATING EXPENSES
Property operating expenses	63,679	55,714	44,313
General and administrative	11,582	12,370	11,685
Depreciation and amortization	58,952	50,145	37,873
Provision for impairment of real estate assets	3,752	2,852	—

Total operating expenses	137,965	121,081	93,871

Interest and other income	2,598	3,566	5,389
Equity in earnings of unconsolidated operating joint ventures	805	604	329
Interest expense	(33,742)	(29,988)	(24,739)
Loss on early extinguishment of debt	(2,035)	(294)	(9,998)
Provision for impairment of non-real estate assets	—	(5,746)	—

Income before minority interest, discontinued operations and cumulative effect of change in accounting principle	12,968	13,531	20,418
Minority interest	(465)	(1,101)	(291)

Income before discontinued operations and cumulative effect of change in accounting principle	12,503	12,430	20,127
Discontinued operations (including net gain on sales of $14,427, $14,204 and $6,704 in 2004, 2003 and 2002, respectively)	15,984	17,224	2,363

Income before cumulative effect of change in accounting principle	28,487	29,654	22,490
Cumulative effect of change in accounting principle	(912)	—	—

Net income	27,575	29,654	22,490
Preferred dividends	(14,777)	(19,491)	(19,564)
Dividends paid on redeemed preferred stock	(2,073)	—	—
(Premium)/discount and writeoff of original issuance costs on preferred stock redemption and repurchases	(5,900)	254	—

Net income available to Common Stockholders	$4,825	$10,417	$2,926

Basic Income (Loss) Per Share Data:
Continuing operations	$(0.29)	$(0.18)	$0.03
Discontinued operations	0.47	0.56	0.08
Cumulative effect of change in accounting principle	(0.03)	—	—

Net income available to Common Stockholders	$0.15	$0.38	$0.11

Basic weighted average shares outstanding	31,167,080	27,608,267	27,524,059

Diluted Income (Loss) Per Share Data:
Continuing operations	$(0.29)	$(0.18)	$0.03
Discontinued operations	0.47	0.56	0.07
Cumulative effect of change in accounting principle	(0.03)	—	—

Net income available to Common Stockholders	$0.15	$0.38	$0.10

Diluted weighted average shares outstanding	31,167,080	27,608,267	30,915,236

The accompanying notes are an integral part of these consolidated financial statements

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the years ended December 31, 2004, 2003 and 2002

(in thousands)

	Common Stock		Preferred Stock		Additional paid-in capital	Deferred compen- sation	Distributions in excess of accumulated earnings	Total
	Shares	Par Value	Shares	Par Value
Balance at December 31, 2001	26,939	$27	10,098	$10	$770,207	$(945)	$(105,290)	$664,009

Exercise of stock options	801	1	—	—	10,858	—	—	10,859
Conversion of Operating Partnership units into common stock	56	—	—	—	1,151	—	—	1,151
Issuance of common stock to officers	164	—	—	—	3,150	(3,150)	—	—
Common stock repurchases	(32)	—	—	—	(674)	—	—	(674)
Amortization of deferred compensation	—	—	—	—	—	198	—	198
Reallocation of limited partners’ interests in Operating Partnership	—	—	—	—	359	—	—	359
Unrealized loss on marketable securities	—	—	—	—	—	—	(31)	(31)
Dividends paid to common and preferred stockholders	—	—	—	—	—	—	(66,803)	(66,803)
Net income	—	—	—	—	—	—	22,490	22,490

Balance at December 31, 2002	27,928	$28	10,098	$10	$785,051	$(3,897)	$(149,634)	$631,558

Exercise of stock options	125	—	—	—	1,660	—	—	1,660
Conversion of Operating Partnership units into common stock	10	—	—	—	200	—	—	200
Common and preferred stock repurchases	(216)	—	(142)	—	(6,957)	—	—	(6,957)
Amortization of deferred compensation	—	—	—	—	—	920	—	920
Accelerated vesting of stock options	—	—	—	—	122	—	—	122
Discount on preferred stock repurchases	—	—	—	—	(254)	—	254	—
Reallocation of limited partners’ interests in Operating Partnership	—	—	—	—	(195)	—	—	(195)
Dividends paid to common and preferred stockholders	—	—	—	—	—	—	(65,117)	(65,117)
Net income	—	—	—	—	—	—	29,654	29,654

Balance at December 31, 2003	27,847	$28	9,956	$10	$779,627	$(2,977)	$(184,843)	$591,845

Exercise of stock options	160	—	—	—	2,780	—	—	2,780
Issuance of common stock, net of offering costs of $2,185	7,910	8	—	—	163,275	—	—	163,283
Issuance of restricted common stock to officer	100	—	—	—	2,174	(2,174)	—	—
Issuance of restricted common stock to directors	10	—	—	—	226	(226)	—	—
Conversion of preferred stock to common stock	6	—	(8)	—	—	—	—	—
Preferred stock redemption	—	—	(3,098)	(3)	(77,456)	—	—	(77,459)
Premium and writeoff of original issuance costs on preferred stock redemption	—	—	—	—	3,439	—	(5,900)	(2,461)
Amortization of deferred compensation	—	—	—	—	—	1,321	—	1,321
Reallocation of limited partners’ interests in Operating Partnership	—	—	—	—	(3,443)	—	—	(3,443)
Dividends paid to common and preferred stockholders	—	—	—	—	—	—	(58,041)	(58,041)
Dividends paid to redeemed preferred stockholders	—	—	—	—	—	—	(2,073)	(2,073)
Net income	—	—	—	—	—	—	27,575	27,575

Balance at December 31, 2004	36,033	$36	6,850	$7	$870,622	$(4,056)	$(223,282)	$643,327

The accompanying notes are an integral part of these consolidated financial statements.

GLENBOROUGH REALTY TRUST INCORPORATED CONSOLIDATED STATEMENTS OF CASH FLOWS For the years ended December 31, 2004, 2003 and 2002 (in thousands)
	2004	2003	2002
Cash flows from operating activities:
Net income	$27,575	$29,654	$22,490
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization (including discontinued operations)	62,648	58,624	52,912
Amortization of loan fees, included in interest expense (including discontinued operations)	3,023	3,102	2,331
Accrued interest on mortgage loans receivable	(1,802)	(2,871)	(2,752)
Minority interest in income from operations	465	1,101	291
Equity in earnings of unconsolidated operating joint ventures	(805)	(604)	(329)
Net gain on sales of real estate assets	(14,427)	(14,204)	(6,704)
Loss on early extinguishment of debt (including discontinued operations)	2,075	5,882	11,442
Provision for impairment of real estate assets (including discontinued operations)	3,752	2,852	15,845
Provision for impairment of non-real estate assets	—	5,746	—
Cumulative effect of change in accounting principle	912	—	—
Amortization of deferred compensation	1,321	920	198
Accelerated vesting of stock options	—	122	—
(Increase)/decrease in other assets	(9,561)	(15,123)	(9,954)
Increase/(decrease) in other liabilities	(7,817)	(1,651)	3,356

Net cash provided by operating activities	67,359	73,550	89,126

Cash flows from investing activities:
Net proceeds from sales of rental properties	33,993	203,116	77,152
Acquisitions of rental properties	(30,828)	(194,605)	(126,040)
Payments for capital and tenant improvements	(26,291)	(29,536)	(26,028)
Investments in land and development	(39,734)	(10,059)	(20,682)
Investments in unconsolidated operating joint ventures	—	(75)	—
Distributions from unconsolidated operating joint ventures	1,002	2,742	—
Buyout of minority interest in consolidated subsidiary	—	(175)	—
Additions to mortgage loans receivable	—	(2,720)	—
Principal payments from mortgage loans receivable	29,253	7,081	—

Net cash used for investing activities	(32,605)	(24,231)	(95,598)

Cash flows from financing activities:
Proceeds from borrowings	308,969	303,399	300,006
Repayment of borrowings	(377,719)	(256,647)	(217,136)
Payment of deferred financing costs	(2,076)	(1,890)	(3,630)
Prepayment penalties on loan payoffs	—	(5,110)	(10,010)
Contributions from minority interest holders	222	—	27
Distributions to minority interest holders	(4,203)	(4,938)	(5,304)
Dividends paid to common and preferred stockholders	(58,041)	(65,117)	(66,803)
Proceeds from issuance of common stock, net of offering costs	163,283	—	—
Preferred stock redemption	(77,459)	—	—
Dividends paid on redeemed preferred stock	(2,073)	—	—
Premium and costs related to preferred stock redemption	(2,461)	—	—
Exercise of stock options	2,780	1,660	10,859
Repurchases of common stock	—	(3,419)	(674)
Repurchases of preferred stock	—	(3,538)	—

Net cash provided by (used for) financing activities	(48,778)	(35,600)	7,335

The accompanying notes are an integral part of these consolidated financial statements

GLENBOROUGH REALTY TRUST INCORPORATED CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued) For the years ended December 31, 2004, 2003 and 2002 (in thousands)
	2004	2003	2002
Net (decrease) increase in cash and cash equivalents	$(14,024)	$13,719	$863
Cash and cash equivalents at Marina Shores on January 1, 2004 (see Note 18)	1,035	—	—
Cash and cash equivalents at beginning of year	18,992	5,273	4,410

Cash and cash equivalents at end of year before adjustment for properties held for sale	6,003	18,992	5,273
Cash and cash equivalents at properties held for sale	—	—	(244)

Cash and cash equivalents at end of year	$6,003	$18,992	$5,029

Supplemental disclosure of cash flow information:

Cash paid for interest (net of capitalized interest of $3,572, $3,119 and $3,939 in 2004, 2003 and 2002, respectively)	$34,177	$35,387	$36,876

Supplemental disclosure of non-cash investing and financing activities:

Non-cash components of consolidation of Marina Shores:
Investments in land and development	$46,322	$—	$—
Cash and cash equivalents	1,035	—	—
Mortgage loans payable	(45,000)	—	—
Minority interest	(2,228)	—	—
Other assets and liabilities, net	(129)	—	—

Total	$—	$—	$—

Reclassification of real estate assets from investments in land and development and unconsolidated operating joint ventures to rental properties	$1,450	$18,084	$36,494

Acquisition of investment in operating joint venture:
Exchange of related note receivable	$—	$3,775	$—
Issuance of note payable, net of discount	—	2,518	—

Total	$—	$6,293	$—

Assumption of mortgage loans in acquisition of real estate	$21,049	$18,815	$3,882

Disposition of real estate involving buyer’s assumption of mortgage loans	$17,175	$61,218	$4,850

Note receivable from sale of investment in development	$—	$—	$3,775

Writeoff of original issuance costs on preferred stock redemption	$3,439	$—	$—

Reallocation of limited partners’ interests in Operating Partnership	$3,443	$(195)	$359

Conversion of Operating Partnership units into common stock, at market value on date of issuance	$—	$200	$1,151

Issuance of restricted stock:
Additional paid-in capital	$(2,400)	$—	$—
Deferred compensation	2,400	—	—

Total	$—	$—	$—

Retirement of fully depreciated assets:
Rental properties, gross	$(9,427)	$—	$—
Accumulated depreciation	9,427	—	—

Total	$—	$—	$—

Unrealized loss on marketable securities	$—	$—	$(31)

The accompanying notes are an integral part of these consolidated financial statements

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2004, 2003 AND 2002

Note 1. ORGANIZATION

Glenborough Realty Trust Incorporated (the “Company”) was incorporated in the State of Maryland on August 26, 1994. The Company commenced operations on January 1, 1996. The Company has elected to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code. The common and preferred stock of the Company (the “Common Stock” and the “Preferred Stock”, respectively) are listed on the New York Stock Exchange (“NYSE”) under the trading symbols “GLB” and “GLB Pr A”, respectively.

As of December 31, 2004, 36,033,126 shares of Common Stock and 6,850,325 shares of Preferred Stock were issued and outstanding. Common and preferred shares authorized are 188,000,000 and 12,000,000, respectively. Assuming the issuance of 3,001,957 shares of Common Stock issuable upon redemption of 3,001,957 partnership units in the Operating Partnership (as defined below), there would be 39,035,083 shares of Common Stock outstanding as of December 31, 2004. In 1999 and 2000, the Company’s Board of Directors authorized the repurchase of up to 8,210,700 shares of Common Stock and 3,450,000 shares of Preferred Stock. As of December 31, 2004, 6,394,816 shares of Common Stock and 1,543,700 shares of Preferred Stock (excluding the redemptions discussed below) have been repurchased at a total cost of approximately $131 million.

The Company’s Preferred Stock has a $25.00 per share liquidation preference and is convertible at any time at the option of the holder thereof into shares of Common Stock at an initial conversion price of $32.83 per share of Common Stock (equivalent to a conversion rate of 0.7615 shares of Common Stock for each share of Series A Convertible Preferred Stock), subject to adjustment in certain circumstances. As of January 16, 2003, the Series A Preferred Stock may be redeemed at the option of the Company, in whole or in part, initially at 103.88% of the liquidation preference per share, and thereafter at prices declining to 100% of the liquidation preference on and after January 16, 2008, plus in each case accumulated, accrued and unpaid dividends, if any, to the redemption date.

On April 30, 2004 (the “Redemption Date”), the Company redeemed, on a pro rata basis, as to record holders, approximately 3.1 million shares of Preferred Stock, representing approximately 31.2% of the total number of outstanding shares. The redemption price was $25.775 per share of Preferred Stock plus $0.183 per share in accrued and unpaid dividends for the period from March 26, 2004 through and including the Redemption Date, without interest. This redemption was funded with proceeds from the Company’s March 2004 common stock offering (as discussed in Note 20).

To maintain the Company’s qualification as a REIT, no more than 50% of the value of the outstanding shares of the Company may be owned, directly or indirectly, by five or fewer individuals (defined to include certain entities), applying certain constructive ownership rules. To help ensure that the Company will not fail this test, the Company’s Articles of Incorporation provide for certain restrictions on the transfer of the Common Stock to prevent further concentration of stock ownership.

The Company, through its majority owned subsidiaries, is engaged primarily in the ownership, operation, management, leasing, acquisition, expansion and development of various income-producing properties. The Company’s principal consolidated subsidiary, in which it holds a 1% general partner interest and a 91.31% limited partner interest at December 31, 2004, is Glenborough Properties, L.P. (the “Operating Partnership”). Each of the holders of the remaining interests in the Operating Partnership (“OP Units”) has the option to redeem its OP Units and to receive, at the option of the Company, in exchange for each OP Unit, either (i) one share of common stock of the Company, or (ii) cash equal to the fair market value of one share of common stock of the Company. As of December 31, 2004, the Operating Partnership, directly and through the subsidiaries in which it and the Company own 100% of the ownership interests, controls a portfolio of 62 real estate projects.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

Note 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements present the consolidated financial position of the Company and its subsidiaries as of December 31, 2004 and 2003, and the consolidated results of operations and cash flows of the Company and its subsidiaries for the years ended December 31, 2004, 2003 and 2002. All significant intercompany transactions, receivables and payables have been eliminated in consolidation.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation, with no effect on consolidated results of operations.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the results of operations during the reporting period. Actual results could differ from those estimates.

Variable Interest Entities

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51,” which addresses consolidation by business enterprises of variable interest entities (“VIEs”) either: (1) that do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) in which the equity investors lack an essential characteristic of a controlling financial interest. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 (FIN 46 Revised) resulting in multiple effective dates based on the nature as well as the creation date of the VIE. VIEs created after January 31, 2003, but prior to January 1, 2004, may be accounted for either based on FIN 46 or FIN 46 Revised. However, FIN 46 Revised must be applied no later than the first quarter of fiscal 2004. VIEs created after January 1, 2004 must be accounted for under FIN 46 Revised. Special Purpose Entities (“SPEs”) created prior to February 1, 2003 may be accounted for under FIN 46 or FIN 46 Revised’s provisions no later than the fourth quarter of fiscal 2003. Non-SPEs created prior to February 1, 2003, should be accounted for under FIN 46 Revised’s provisions no later than the first quarter of fiscal 2004. The Company has not entered into any arrangements which are considered SPEs. FIN 46 Revised may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. The disclosure requirements of FIN 46 Revised are effective for all financial statements initially issued after December 31, 2003. Certain of the entities through which and with which the Company conducts business, including those described in Notes 6 and 8 have been deemed to be VIEs under the provisions of FIN 46 Revised. In accordance with FIN 46 Revised, the Company began consolidating the entity known as Marina Shores, effective January 1, 2004, as the Company is deemed to be the primary beneficiary as defined by FIN 46 Revised (see Note 18). There are other alliances which are VIEs, but the Company is not the primary beneficiary of them.

Stock Based Compensation

The Company has an employee stock incentive plan and it accounts for stock options and bonus grants (restricted shares of common stock) in the plan under the recognition and measurement principles of APB

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. For incentive stock options, no stock-based employee compensation cost is reflected in net income as all options granted under the plan have an exercise price equal to the market value of the underlying common stock on the date of grant. The options vest over periods between 1 and 6 years, and have a maximum term of 10 years.

As of December 31, 2004, 376,241 shares of bonus grants were outstanding under the Plan. The intrinsic value of the shares granted has been recorded as deferred compensation, with an offsetting entry to additional paid-in-capital, in the accompanying financial statements. The vesting of 326,241 of these shares is time-based and the deferred compensation related to these shares is being amortized to general and administrative expense ratably over the respective vesting periods that range from 1 to 10 years. As a result, additional compensation expense of $861,258, $920,439 and $198,700 was recognized during the years ended December 31, 2004, 2003 and 2002, respectively, in the accompanying consolidated statements of income. The vesting of 50,000 of these shares, which were granted on March 30, 2004, is based on achieving annual performance metrics over a ten-year period. The Company accounts for these shares under the recognition and measurement principles of FASB Interpretation No. 28. As a result, additional compensation expense of $233,732 was recognized during the year ended December 31, 2004 in the accompanying consolidated statement of income.

As permitted by Statement of Financial Accounting Standards No. 123 “Accounting for Stock-based Compensation” (SFAS 123), the Company has not changed its method of accounting for stock options but has provided the additional required disclosures. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans, consistent with the method of SFAS No. 123, the Company’s net income and earnings per share would have been reduced to the pro forma amounts indicated below (in thousands except for per share amounts).

	2004	2003	2002
Net income available to Common Stockholders
As reported	$4,825	$10,417	$2,926
SFAS No. 123 Adjustment	(102)	(693)	(1,201)

Pro forma	$4,723	$9,724	$1,725

Basic earnings per share
As reported	$0.15	$0.38	$0.11
SFAS No. 123 Adjustment	—	(0.03)	(0.04)

Pro forma	$0.15	$0.35	$0.07

Diluted earnings per share
As reported	$0.15	$0.38	$0.10
SFAS No. 123 Adjustment	—	(0.03)	(0.04)

Pro forma	$0.15	$0.35	$0.06

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants during 2002: expected dividend yield of 8.42%, expected volatility of 27.94%, weighted average risk-free interest rate of 3.28% and average expected life of 3.73 years. Based on these assumptions, the weighted average fair value of options granted in 2002 would be calculated as $2.17. Compensation cost has been adjusted by 5.42% in 2002 to account for assumed forfeitures based on historical experience and management expectations. There were no stock options granted during the years ended December 31, 2004 and 2003.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

Rental Properties

Rental properties are stated at cost, net of accumulated depreciation, unless circumstances indicate that such amount cannot be recovered, in which case, the carrying value of the property is reduced to its estimated fair value. Estimated fair value: (i) is based upon the Company’s plans for the continued operation of each property; and (ii) is computed using estimated sales price, as determined by prevailing market values for comparable properties and/or the use of capitalization rates multiplied by annualized net operating income based upon the age, construction and use of the building. The fulfillment of the Company’s plans related to each of its properties is dependent upon, among other things, the presence of economic conditions which will enable the Company to continue to hold and operate the properties prior to their eventual sale. Due to uncertainties inherent in the valuation process and in the economy, it is reasonably possible that the actual results of operating and disposing of the Company’s properties could be materially different than current expectations.

Purchase accounting is applied to the assets and liabilities related to real estate properties acquired by the Company subsequent to June 30, 2001, the effective date of Statement of Financial Accounting Standards No. 141, Business Combinations, whereby the fair value of the real estate acquired is allocated to the acquired tangible assets, consisting of land, building and tenant improvements, and identified intangible assets and liabilities, consisting of the value of above-market and below-market leases, other value of at-market in-place leases and value of tenant relationships, based in each case on their fair values.

The fair value of the tangible assets (which includes land, building and tenant improvements) of an acquired property is determined by valuing the property as if it were vacant, and the “as-if-vacant” value is then allocated to land, building and tenant improvements based on management’s determination of the relative fair values of these assets. Management determines the as-if-vacant fair value of a property using methods similar to those used by independent appraisers. Factors considered by management in performing these analyses include an estimate of carrying costs during the expected lease-up periods considering current market conditions and costs to execute similar leases. In estimating carrying costs, management includes real estate taxes, insurance and other operating expenses and estimates of lost rental revenue during the expected lease-up periods based on current market demand. Management also estimates costs to execute similar leases including leasing commissions, legal and other related costs.

In allocating the fair value of the identified intangible assets and liabilities of an acquired property, above-market and below-market in-place lease values are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The capitalized above-market lease values (included in rental properties, gross in the accompanying consolidated balance sheet) are amortized as a reduction of rental revenue over the remaining non-cancelable terms of the respective leases. The capitalized below-market lease values (included in other liabilities in the accompanying consolidated balance sheet) are amortized as an increase to rental revenue over the initial term and any fixed rate renewal periods in the respective leases.

The aggregate value of other acquired intangible assets, consisting of in-place leases and tenant relationships (if any), is measured by the excess of (i) the purchase price paid for a property after adjusting existing in-place leases to market rental rates over (ii) the estimated fair value of the property as-if-vacant, determined as set forth above. This aggregate value is allocated between at-market in-place lease values and tenant relationships (if any) based on management’s evaluation of the specific characteristics of each tenant’s lease. Should future acquisitions of properties result in allocating material amounts to the value of tenant

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

relationships, this amount would be separately allocated and amortized over the estimated life of the relationship. The value of at-market in-place leases exclusive of the value of above-market and below-market in-place leases is amortized to expense over the remaining non-cancelable periods of the respective leases. If a lease were to be terminated prior to its stated expiration, all unamortized amounts relating to that lease would be written off.

Depreciation is provided using the straight line method over the useful lives of the respective assets. The useful lives are as follows:

Buildings and improvements	5 to 40 years
Tenant improvements	Term of the related lease
Furniture and equipment	5 to 7 years
Acquired in-place leases	Remaining term of the related lease

Expenditures for maintenance and repairs are charged to operations as incurred. Maintenance expenditures include planned major maintenance activities such as painting, paving, HVAC and roofing repair costs. The Company expenses costs as incurred and does not accrue in advance of planned major maintenance activities. Significant renovations or betterments that extend the economic useful lives of assets are capitalized.

Investments in Land and Development

The Company, through mezzanine loans and equity contributions, invests in various development alliances with projects currently under development. The interest on advances and other direct project costs incurred by the Company are capitalized to the investments during the period in which the projects are under development. See Note 6 for further discussion.

Investments in Unconsolidated Operating Joint Ventures

The Company’s investments in operating joint ventures are accounted for using the equity method. The Company does not hold a controlling interest in any operating joint venture. See Note 7 for further discussion.

Mortgage Loans Receivable

The Company monitors the recoverability of its mortgage loans receivable through ongoing contact with the borrowers to ensure timely receipt of interest and principal payments, and where appropriate, obtains financial information concerning the operation of the properties. Interest on mortgage loans receivable is recognized as revenue as it accrues during the period the loan is outstanding. Mortgage loans receivable will be evaluated for impairment if it becomes evident that the borrower is unable to meet its debt service obligations in a timely manner and cannot satisfy its payments using sources other than the operations of the property securing the loan. If it is concluded that such circumstances exist, then such loan will be considered to be impaired and its recorded amount will be reduced to the estimated fair value of the collateral securing it. Interest income will also cease to accrue under such circumstances. Due to uncertainties inherent in the valuation process, it is reasonably possible that the amount ultimately realized from the Company’s collection on its mortgage loans receivable will be different than the recorded amounts. See Note 8 for further discussion.

Cash and Cash Equivalents

The Company considers short-term investments (including certificates of deposit) with an original maturity of three months or less at the time of investment to be cash equivalents.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

Fair Value of Financial Instruments

For certain financial instruments, including cash and cash equivalents, accounts receivable (included in other assets), accounts payable and accrued liabilities (included in other liabilities), and the unsecured bank line of credit, the recorded amounts approximate fair value due to the relatively short maturity period. Based on interest rates that the Company would be able to obtain for mortgage loans to third parties with similar terms, the carrying value of the Company’s mortgage loans receivable approximates fair value. Based on interest rates available to the Company for debt with comparable maturities and other terms, the estimated fair value of the Company’s secured mortgage loans as of December 31, 2004 and December 31, 2003, would be approximately $711,864 and $666,033 (in thousands), respectively.

Derivative Financial Instruments

The Company may use derivative financial instruments in the event that it believes such instruments will be an effective hedge against fluctuations in interest rates on a specific borrowing. Derivative financial instruments such as forward rate agreements or interest rate swaps may be used in this capacity. To the extent such instruments do not qualify as hedges, they will be accounted for on a mark-to-market basis and recorded in earnings each period as appropriate.

At December 31, 2004, the Company was not a party to any derivative financial instruments.

Leasing and Financing Costs

Fees paid in connection with the financing and leasing of the Company’s properties are amortized over the term of the related notes payable or leases.

Minority Interest

Minority interest represents the 7.69% and 9.73% limited partner interests in the Operating Partnership not held by the Company at December 31, 2004 and 2003, respectively. The Company periodically adjusts the carrying value of minority interest to reflect its share of the book value of the Operating Partnership. Such adjustments are recorded to stockholders’ equity as a reallocation of limited partnership interest in the Operating Partnership.

Revenues

The Company recognizes rental revenue on a straight-line basis at amounts that it believes it will collect on a tenant by tenant basis. The estimation process may result in higher or lower levels from period to period as the Company’s collection experience and the credit quality of the Company’s tenants change. Actual amounts collected could be lower or higher than the amounts recognized on a straight-line basis if specific tenants are unable to pay rent that the Company has previously recognized as revenue, or if other tenants pay rent whom the Company previously estimated would not. Rental revenue also includes the amortization of above or below market in-place leases recognized in accordance with SFAS No. 141 as discussed under the previous “Rental Properties” accounting policy.

The Company’s portfolio of leases turns over continuously, with the number and value of expiring leases varying from year to year. The Company’s ability to re-lease the space to existing or new tenants at rates equal to or greater than those realized historically is impacted by, among other things, the economic conditions of the market in which a property is located, the availability of competing space, and the level of improvements which

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

may be required at the property. No assurance can be given that the rental rates that the Company will obtain in the future will be equal to or greater than those obtained under existing contractual commitments.

Reimbursements from tenants for real estate taxes and other recoverable operating expenses are recognized as revenue in the period the applicable expenses are incurred. Generally, differences between estimated and actual amounts are recognized in the subsequent year. However, where actual expenses are significantly less than estimates, the Company will accrue the amounts estimated to be due to tenants in the same period.

For the years ended December 31, 2004, 2003 and 2002, no one tenant represented 10% or more of rental revenue of the Company.

Fee and reimbursement revenue consists of fees for property management and asset management, and transaction fees for acquisition, disposition, refinancing, leasing and construction supervision services from related parties and third parties.

Sales of Real Estate

The Company recognizes sales of real estate when a contract has been executed, a closing has occurred, the buyer’s initial and continuing investment is adequate to demonstrate a commitment to pay for the property and the Company does not have a substantial continuing involvement in the property. Each property is deemed a separately identifiable component of the Company and is reported in discontinued operations when the operations and cash flows of the property have been (or will be) eliminated from the ongoing operations of the Company as a result of a disposal transaction. Interest expense associated with a mortgage loan is classified as a component of discontinued operations if that loan is directly secured by a property classified as a discontinued operation.

Income Taxes

The Company has elected to be taxed as a real estate investment trust under Sections 856 to 860 of the Internal Revenue Code. A real estate investment trust is generally not subject to federal income tax on that portion of its taxable income that is distributed to its stockholders, provided that at least 90% of taxable income is distributed. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income. For the years ended December 31, 2004, 2003 and 2002, approximately 63%, 85% and 27%, respectively, of the distributions paid to common stockholders represented a return of capital for income tax purposes. For the years ended December 31, 2004, 2003 and 2002, none of the distributions paid to preferred stockholders represented a return of capital for income tax purposes. The Company has generally elected to distribute all of its taxable capital gain. For the years ended December 31, 2004, 2003 and 2002, approximately 0.2%, 0% and 5%, respectively, of the distributions paid to common stockholders and approximately 1%, 0% and 7%, respectively, of the distributions paid to preferred stockholders represents a dividend taxable as long-term capital gain, in addition to the unrecaptured Section 1250 gain set forth below. Approximately 1%, 0% and 3% of the distributions paid to common stockholders and 2%, 0% and 4% of the distributions paid to preferred stockholders represents a dividend taxable as unrecaptured Section 1250 gain for the years ended December 31, 2004, 2003 and 2002, respectively. The portion of the distributions other than return of capital, long-term capital gain and unrecaptured Section 1250 gain is taxable as ordinary dividend income. The distributions above do not include those made as a result of the preferred stock redemptions, including amounts intended to simulate accrued, but undeclared and unpaid dividends.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

Note 3. RENTAL PROPERTIES

The cost and accumulated depreciation of rental properties, by market, as of December 31, 2004 and 2003, are as follows (in thousands):

	As of December 31, 2004
	Land	Buildings & Improvements	Total Cost	Accumulated Depreciation	Net Recorded Value
Washington D.C.	$40,877	$224,996	$265,873	$(26,179)	$239,694	*
Southern California	39,780	189,952	229,732	(26,020)	203,712	*
Boston	21,237	154,258	175,495	(27,654)	147,841	*
Northern New Jersey	26,133	145,828	171,961	(33,051)	138,910
San Francisco	36,051	84,239	120,290	(14,164)	106,126
Chicago	2,746	103,456	106,202	(27,722)	78,480
St. Louis	7,192	29,030	36,222	(6,827)	29,395
Tampa/Orlando	9,150	47,390	56,540	(10,938)	45,602	*
Denver	6,222	45,505	51,727	(6,090)	45,637	*
Minneapolis	6,129	31,686	37,815	(8,168)	29,647
Las Vegas	7,746	33,695	41,441	(8,387)	33,054
Omaha	1,534	36,743	38,277	(8,702)	29,575
Indianapolis	691	4,766	5,457	(1,055)	4,402
All others	13,612	80,088	93,700	(23,188)	70,512
Property held for sale	(6,822)	(56,600)	(63,422)	7,916	(55,506)

Total	$212,278	$1,155,032	$1,367,310	$(220,229)	$1,147,081

*	Includes acquisition costs allocated to at-market and above-market rate in-place leases, net of accumulated amortization, of $7,287 in Washington D.C., $5,627 in Southern California, $5,244 in Boston, $621 in Tampa/Orlando, and $1,230 in Denver.

	As of December 31, 2003
	Land	Buildings & Improvements	Total Cost	Accumulated Depreciation	Net Recorded Value
Washington D.C.	$33,663	$219,608	$253,271	$(21,327)	$231,944	*
Southern California	39,780	189,081	228,861	(17,617)	211,244	*
Boston	22,751	161,038	183,789	(23,804)	159,985	*
Northern New Jersey	26,137	144,666	170,803	(27,995)	142,808
San Francisco	36,051	83,195	119,246	(11,056)	108,190
Chicago	2,746	102,814	105,560	(24,152)	81,408
St. Louis	7,192	27,746	34,938	(5,870)	29,068
Tampa/Orlando	8,286	41,016	49,302	(9,272)	40,030
Denver	4,654	37,919	42,573	(4,651)	37,922
Minneapolis	6,129	30,629	36,758	(6,821)	29,937
Las Vegas	7,746	33,269	41,015	(7,070)	33,945
Omaha	1,534	34,601	36,135	(7,304)	28,831
Indianapolis	691	6,420	6,931	(2,435)	4,496
All others	13,612	79,389	93,001	(19,347)	73,654
Property held for sale	(6,822)	(56,074)	(62,896)	5,522	(57,374)

Total	$204,150	$1,135,137	$1,339,287	$(183,199)	$1,156,088

*	Includes acquisition costs allocated to at-market and above-market rate in-place leases, net of accumulated amortization, of $7,074 in Washington D.C., $9,083 in Southern California, and $6,949 in Boston.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

The Company leases its commercial and industrial property under non-cancelable operating lease agreements. Future minimum rents to be received as of December 31, 2004 are as follows (in thousands):

Year Ending December 31,
2005	$139,405
2006	127,299
2007	110,143
2008	86,086
2009	65,032
Thereafter	155,084

$683,049

Note 4. ACQUISITIONS OF RENTAL PROPERTIES

In the fourth quarter of 2004, the Company acquired University Business Center IV, a 48,000 square foot, single-story multi-tenant office building, built in 2002 and located within the University Business Center Park in Tampa, Florida. This acquisition increases the Company’s presence in the University Business Center to three office buildings totaling 145,333 square feet. The total acquisition cost of approximately $6.5 million was funded using a draw from the Company’s unsecured bank line of credit. SFAS No. 141 requires the acquirer to allocate a portion of the acquisition costs to intangible assets and liabilities in applying the purchase method of accounting. In accordance with SFAS No. 141, intangible assets related to at-market and above-market rate in-place leases recognized in this transaction amounted to approximately $621,000. Liabilities related to below-market rate in-place leases amounted to approximately $47,000.

In the third quarter of 2004, the Company acquired Three Gateway Center, an 80,000 square foot, 4-story office building located at Gateway Business Park in Denver, Colorado. This acquisition increases the Company’s presence at Gateway Business Park to four office buildings totaling 302,520 square feet. The total acquisition cost of approximately $8.5 million was funded using a draw from the Company’s unsecured bank line of credit. In accordance with SFAS No. 141, intangible assets related to at-market and above-market rate in-place leases recognized in this transaction amounted to approximately $1.3 million. Liabilities related to below-market rate in-place leases amounted to approximately $96,000.

In the second quarter of 2004, the Company acquired 1100 17th Street, a 143,000 square foot, 12-story multi-tenant office building located in Washington, D.C. The total acquisition cost of approximately $38.2 million was funded using 1031 tax-deferred exchange proceeds from the sale of an office building, along with the assumption of a $21 million loan from a life insurance company. The assumed loan bears a floating interest rate of 30-day LIBOR plus 1.75%, with a floor of 3.5%, and matures on July 1, 2007. In accordance with SFAS No. 141, intangible assets related to at-market and above-market rate in-place leases recognized in this transaction amounted to approximately $3.2 million. Liabilities related to below-market rate in-place leases amounted to approximately $1.6 million.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

Note 5. DISPOSITIONS OF RENTAL PROPERTIES

In 2004, the Company sold five properties for an aggregate sales price of approximately $52 million which generated a total net gain of approximately $14.4 million. The five properties sold were:

Property	Location	Date of Sale	Total Square Footage	Sales Price ($000’s)
Valley Forge VI	Pennsylvania	01/13/04	30,000	$1,100
Cameron Run	Washington D.C.	06/16/04	143,707	$29,925
90 Libbey Parkway	Boston	07/29/04	79,825	$3,900
Germantown	Washington D.C.	08/12/04	79,480	$9,600
Canton Business Center	Boston	10/04/04	79,565	$7,500

In accordance with SFAS 144 “Accounting for the Impairment or Disposal of Long Lived Assets,” the gain on sale and the related operating results from these sold properties are classified as discontinued operations in the accompanying consolidated statements of operations for all periods presented. In addition, real estate properties classified as held for sale are presented separately on the consolidated balance sheet with the related results from operations classified as discontinued operations in the accompanying consolidated statements of operations for all periods presented. Rockwall I and II was classified as held for sale at December 31, 2004, and was sold in January 2005. See Note 21 for further discussion.

The major classes of assets and liabilities of Rockwall I and II, classified as held for sale, at December 31, 2004, and its related balances at December 31, 2003 are as follows (dollars in thousands):

	Dec. 31, 2004	Dec. 31, 2003
ASSETS
Rental properties, gross	$63,422	$62,896
Accumulated depreciation	(7,916)	(5,522)

Rental properties, net	55,506	57,374
Deferred leasing & financing costs, net	849	997
Other assets	972	1,765

Property held for sale	$57,327	$60,136

LIABILITIES
Notes payable	$43,322	$43,878
Other liabilities	(22)	(62)

Obligations associated with property held for sale	$43,300	$43,816

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

Below is a summary of the results of operations of sold and held for sale properties through their respective disposition dates, if applicable (dollars in thousands):

	Years ended December 31,
	2004	2003	2002
Total rental revenue	$12,517	$35,783	$58,157

Property operating expenses	3,509	10,184	16,180
General and administrative	3	4	3
Depreciation and amortization	3,696	8,479	15,039
Provision for impairment of real estate assets	—	—	15,845

Total operating expenses	7,208	18,667	47,067

Interest and other income	1	5	20
Interest expense	(3,713)	(8,513)	(14,007)
Loss on early extinguishment of debt	(40)	(5,588)	(1,444)

Income (loss) before gain on sales of real estate assets	1,557	3,020	(4,341)
Gain on sales of real estate assets	14,427	14,204	6,704

Discontinued operations	$15,984	$17,224	$2,363

Note 6. INVESTMENTS IN LAND AND DEVELOPMENT

The Company’s investments in land and development increased from $67,493,000 at December 31, 2003, to $147,435,000 at December 31, 2004. This increase is primarily due to the consolidation of the entity known as Marina Shores, effective January 1, 2004, in accordance with FIN 46 Revised. In addition, the Company acquired an undivided 50% tenancy in common interest in approximately 295 acres of the land at Gateway Business Park for a total purchase price of $30.7 million in 2004.

In March 2004, the Company gained approval for its zoning and precise plan for Marina Shores Village with a 6-1 vote of the Redwood City Planning Commission. The proposed mixed use, waterfront community included approvals for the construction of 1,930 residential units, 150,000 square feet of office space and 25,000 square feet of retail space. In June 2004, the City Council unanimously approved the project with a 7-0 vote. In August 2004, a local group opposing the development qualified a referendum for the November ballot. On November 2, 2004, the referendum to ratify the city council action was defeated by approximately 2,400 votes (54% to 46%). As a result, the Company decided to abandon an option to acquire an additional nearby parcel of land known as Pete’s Harbor. In the fourth quarter of 2004, the Company recorded a provision for impairment to write off its basis in the option of $3,752,000 which consisted of previously paid option payments and predevelopment costs. Management is currently working with the city on a redesign of the project.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

As of December 31, 2004 and 2003, the Company had investments in the following properties under development and land held for development. The investment descriptions are as of December 31, 2004 (dollars in thousands).

Market	Properties	Description	City	Proposed Square Footage	Economic Interest		Investment Balance at December 31, 2004		Investment Balance at December 31, 2003
Denver	Three Gateway Center	Third office building constructed at Gateway Park (4-story)	Denver	(1)	100%		(1)		$1,495

Denver	Gateway Office Five	Fifth office building constructed at Gateway Park (1-story)	Denver	62,972	50	%(2)	$835		753

TOTAL PROPERTIES UNDER DEVELOPMENT				62,972			$835		$2,248

Boston	Marlborough Corporate Place	Three office buildings to be constructed as the eighth, ninth, and tenth phases of Marlborough Corporate Place	Marlborough	235,000	100%		$5,170		$5,032

	Subtotal— Boston			235,000			5,170		5,032

Denver	Gateway Park	1,200 acre mixed-use park near Denver International Airport; approximately 442 acres undeveloped	Denver	to be determined	50	%(3)	47,508	(3)	42,610	(3)

	Lima Street	19.5 acres of undeveloped land in Englewood, Colorado zoned for office use	Denver	120,000	100%		4,750		4,750

	Subtotal— Denver			120,000			52,258		47,360

San Francisco	Marina Shores	33.2 acre mixed-use waterfront community, which could include office, retail and multifamily units; currently in entitlement process	Redwood City	to be determined	50	%(4)	79,548	(4)	31,017

	Eden Shores	27 acres zoned for the construction of a 600,000 square foot office park	Hayward	600,000	100%		16,530		16,427

	Subtotal—San Francisco			600,000			96,078		47,444

		Other land not currently under development	New Jersey/San Francisco				5,966		5,732

TOTAL LAND HELD FOR DEVELOPMENT				955,000			$159,472		$105,568

TOTAL INVESTMENTS IN LAND AND DEVELOPMENT AND MORTGAGE LOANS RECEIVABLE				1,017,972			$160,307		$107,816

(1)	This property was acquired by the Company in the third quarter of 2004. See Note 4 for further discussion.

(2)	Interest in the form of a mezzanine loan.

(3)	Interest in the form of a mortgage loan receivable, mezzanine loans and equity. The investment balance includes $12,872 and $40,323 representing the balance of the mortgage loan receivable at December 31, 2004 and 2003, respectively.

(4)	Interest in the form of equity and mezzanine loans. The increase in the investment balance from December 31, 2003 to December 31, 2004 is primarily due to the Company’s consolidation of this entity on January 1, 2004, pursuant to FIN 46 Revised. See Note 18 for further discussion.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

The Company has no further contractual obligations for the future funding of these developments; however, the Company will likely be funding a portion of their working capital needs until such time as other financing is obtained. Under its development alliances, the Company has provided an aggregate of approximately $4.2 million in debt guarantees; however, some of the loans were not fully drawn as of December 31, 2004. These guarantees will remain in place until such time as the related development financing has been replaced or repaid, the terms of which vary from less than 1 year to up to 2 years. The Company would be required to perform under these guarantees in the event that the proceeds generated by the sale, refinance or additional capital contribution by partners of the development project were insufficient to repay the full amount of the related debt financing. There is currently no recorded liability for any amounts that may become payable under these guarantees, nor is there a liability for the Company’s obligation to “stand-ready” to fund such guarantees which were all originally issued prior to 2003. In the event that the Company must make payments under one of these guarantees, its only recourse is to the limited liability companies that own the properties. No estimate of the amount that could be recovered by the Company in such an event can be made at this time.

Certain of the alliances with which the Company conducts business have been deemed to be VIEs as defined by FIN 46 Revised, however, other than Marina Shores as discussed above, none of these VIEs are required to be consolidated as the Company is not deemed to be the primary beneficiary as defined by FIN 46 Revised. The total assets and liabilities of such entities were approximately $92.8 million and $54.5 million, respectively, at December 31, 2004. The Company’s maximum exposure to loss is equal to its investments in these arrangements, plus the related debt guarantees, as described above.

Note 7. INVESTMENTS IN UNCONSOLIDATED OPERATING JOINT VENTURES

The Company’s investments in unconsolidated operating joint ventures are accounted for using the equity method. The Company records earnings on its investments equal to its ownership interest in the venture’s earnings (losses). Distributions are recorded as a reduction of the Company’s investment.

The Company’s investments in unconsolidated operating joint ventures consist of the following as of December 31, 2004 and 2003 (dollars in thousands):

	Ownership Interest	Property Location	Square Footage/ Units	Property Type	Investment Balance at December 31,
Joint Venture					2004	2003
Rincon Center I & II	10%	San Francisco, CA	741,103 sf	Mixed-Use	$4,158	$4,119
2000 Corporate Ridge	10%	McLean, VA	255,980 sf	Office	3,018	2,895
Gateway Retail I	50%	Denver, CO	12,000 sf	Retail	406	424
Lakecrest Apartments	27%	Aurora, CO	440 units	Residential	4,432	4,773

					$12,014	$12,211

Note 8. MORTGAGE LOANS RECEIVABLE

The Company holds a first mortgage of approximately $12.9 million, including accrued interest, at December 31, 2004, secured by a 50% interest in 152 acres of land at Gateway Park in Aurora, Colorado. The loan was originally funded in June 1998, had a fixed interest rate of 6.5% and a maturity date of July 2007. In July 2004, the loan agreement was amended to increase the interest rate to 9.0%. Periodic payments of interest and principal are received on the loan from proceeds of land parcel sales in the project. Gateway Business Park is a development project where the Company and the Pauls Corporation have an alliance and where the Company

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

has also acquired property. In this arrangement, the Company has rights under certain conditions and subject to certain contingencies to purchase the properties upon completion of development. No loan loss reserves have been recorded related to this loan.

During the year ended December 31, 2004, the Company acquired an undivided 50% tenancy in common interest in approximately 295 acres of the land at Gateway Business Park which was collateral for the mortgage loan receivable, for an aggregate purchase price of $30.7 million. In connection with this acquisition, the 295 acres were released as collateral and the Company received payments totaling approximately $26.1 million on the mortgage loan receivable which were applied first to accrued interest and then to principal.

The borrowing entities in this loan arrangement have been deemed to be VIEs, but the Company is not deemed to be the primary beneficiary as defined by FIN 46 Revised. The Company’s maximum exposure to loss is equal to the recorded amount of its loan, including accrued interest.

Note 9. OTHER ASSETS

As of December 31, 2004 and 2003, other assets on the consolidated balance sheets consist of the following (in thousands):

	2004	2003
Accounts receivable, net of allowances of $1,422 and $372 as of December 31, 2004 and 2003, respectively	$2,858	$1,550
Straight-line rent receivable, net of allowances of $532 and $1,014 as of December 31, 2004 and 2003, respectively	15,764	10,873
Prepaid expenses	1,249	1,306
Impound accounts	1,047	4,627
Notes receivable	3,605	3,724
Investment in management contracts, net of accumulated amortization	1,156	1,749
Corporate office fixed assets, net of accumulated depreciation	158	454
Other	129	107

Total other assets	$25,966	$24,390

Note 10. SECURED AND UNSECURED LIABILITIES

The Company had the following secured mortgage loans and unsecured bank line of credit outstanding as of December 31, 2004 and 2003 (dollars in thousands):

	2004	2003
Secured loans with various lenders, bearing interest at fixed rates between 4.99% and 8.13% at December 31, 2004 and 4.57% and 8.13% at December 31, 2003, with monthly principal and interest payments ranging between $28 and $292 and maturing at various dates through December 1, 2013. These loans are secured by properties with an aggregate net carrying value of $497,782 and $406,206 at December 31, 2004 and 2003, respectively. One of these loans includes an unamortized premium of $1,190 and $2,223 at December 31, 2004 and 2003, respectively.	$345,992	$297,327

continued

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

	2004	2003
Secured loans with various lenders, bearing interest at variable rates ranging between 4.15% and 5.65% at December 31, 2004 and 3.12% and 3.47% at December 31, 2003, and maturing at various dates through November 10, 2008. These loans are secured by properties with an aggregate net carrying value of $161,541 and $186,826 at December 31, 2004 and 2003, respectively.	116,978	129,641

Secured loan with an insurance company, net of unamortized discount of $467 and $1,492 at December 31, 2004 and 2003, respectively. The loan has two fixed rate components. The fixed rate component of $43,805 bears interest at 6.13%, matures on February 11, 2009, and requires monthly principal and interest payments of $296. The fixed rate component of $140,607 bears interest at 5.91%, matures on February 11, 2009, and requires monthly principal and interest payments of $923. The two components are cross-collateralized and are secured by properties with an aggregate net carrying value of $237,406 and $193,578 at December 31, 2004 and 2003, respectively.	$184,412	$135,813

Secured loan with an insurance company, net of unamortized discount of $538 and $679 at December 31, 2004 and 2003, respectively. The loan bears a fixed interest rate at 6.13%, matures on November 10, 2008, and requires monthly principal and interest payments of $343. This loan is secured by a cross-collateralized pool of properties with an aggregate net carrying value of $108,228 and $140,137 at December 31, 2004 and 2003 respectively.	50,688	86,544

Total mortgage loans	698,070	649,325

Unsecured $180,000 line of credit with a group of commercial banks, with a variable interest rate of 30-day LIBOR plus 1.750% and 1.525% at December 31, 2004 and 2003 (4.15% and 2.65%, respectively), monthly interest only payments and a maturity date of March 26, 2007, with one one-year extension option. In March 2004, the maturity date was extended and certain terms were modified. See below for further discussion.	21,320	89,941

Total secured and unsecured liabilities before adjustment for property held for sale	$719,390	$739,266

Mortgage loans on the consolidated balance sheets as of December 31, 2004 and 2003 are presented net of properties classified as held for sale. The following table reconciles total mortgage loans from the table above to the amounts presented on the consolidated balance sheets:

	December 31,
	2004	2003
Total mortgage loans	$698,070	$649,325
Mortgage loans related to property held for sale (Note 5)	(43,322)	(43,878)

Total mortgage loans adjusted for property held for sale	$654,748	$605,447

At December 31, 2004, the Company’s total indebtedness included fixed-rate debt of $581,092,000 and floating-rate debt of $138,298,000, and the Company’s ratio of total debt to gross book assets was approximately 44%.

In accordance with FIN 46 Revised, the Company began consolidating the entity known as Marina Shores, effective January 1, 2004, as the Company is deemed to be the primary beneficiary as defined by FIN 46 Revised. Marina Shores has total debt of $45 million consisting of two loans, with a $30 million loan bearing

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

interest at the fixed rate of 5.32%, and a $15 million loan bearing interest at the fixed rate of 7.32%. Both loans require monthly interest-only payments and were set to mature on February 15, 2005. Subsequent to December 31, 2004, the maturity date of these loans was extended to February 15, 2006.

In the third quarter of 2004, the Company completed a modification of a fixed rate loan with an insurance company. The Company released two properties from the collateral pool and added one property, received additional loan proceeds and extended the maturity date from November 2008 to February 2009. The interest rate remains fixed at 5.905%. The two properties released from the collateral pool were a 171,359 square foot property in Eden Prairie, Minnesota, and a 79,000 square foot property in Germantown, Maryland. The Germantown, Maryland property was sold upon its release from the loan and the proceeds from this sale along with the additional loan proceeds were used to payoff a $51.4 million variable rate loan secured by a 305,110 square foot office building in Arlington, Virginia. That building was then added to the collateral pool. Excess loan proceeds were used to pay down the Company’s unsecured bank line of credit. In connection with the loan modification and payoff of the variable rate loan, the Company recognized a loss on early extinguishment of debt of approximately $1.9 million which consisted primarily of the writeoff of unamortized original financing costs.

In the third quarter of 2004, in connection with the disposition of 90 Libbey Parkway, the Company made a paydown of approximately $4.9 million on a floating-rate loan which was secured by a cross-collateralized pool of six properties. This loan bears interest at the floating rate of 30-day LIBOR plus 2.00%, requires monthly interest-only payments, and has a maturity date of December 5, 2005. The interest rate on this loan at December 31, 2004, was 4.4% and it is now secured by a cross-collateralized pool of five properties. In connection with this paydown, the Company recognized a loss on early extinguishment of debt of approximately $40,000 which consisted of the writeoff of unamortized original financing costs.

In the second quarter of 2004, we modified a mortgage loan secured by 610 West Ash, a 174,247 square foot, 19-story, Class A office building located in San Diego, California, which was acquired in the fourth quarter of 2003. We received $5 million of additional proceeds with all other loan terms remaining unchanged. The additional proceeds from this loan were used to pay down our unsecured bank line of credit.

In the second quarter of 2004, the Company closed a new $35 million loan which is secured by three office properties located in Illinois and Iowa. The loan has a maturity date of April 1, 2005, with two one-year extension options, requires monthly interest-only payments and bears interest at the floating rate of 30-day LIBOR plus 2.00%. The interest rate on this loan at December 31, 2004, was 4.4%. The proceeds from this loan were used to payoff a $35.1 million floating rate loan which was secured by a cross-collateralized pool of seven properties, had a maturity date of December 2004, and had a floating interest rate of LIBOR plus 3.25% with a floor of 5%.

In the second quarter of 2004, in connection with the acquisition of 1100 17th Street, the Company assumed a mortgage loan with an outstanding balance of approximately $21 million. The loan has a maturity date of July 1, 2007, and bears interest at a floating rate of 30-day LIBOR plus 1.75%, with a floor of 3.5%. The interest rate on this loan at December 31, 2004, was 4.15%.

In the second quarter of 2004, the Company closed a $17 million loan which is secured by a cross-collateralized pool of seven properties. The loan matures in November 2008, requires monthly interest-only payments and bears interest at a floating rate of 30-day LIBOR plus 3.25%. The interest rate on this loan at December 31, 2004, was 5.65%. The proceeds from this loan were used to pay down the Company’s unsecured bank line of credit.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

In the first quarter of 2004, the Company made a paydown of approximately $9.3 million on a floating-rate loan which was secured by a cross-collateralized pool of seven properties. This loan bears interest at the floating rate of 30-day LIBOR plus 2.00%, requires monthly interest-only payments, and has a maturity date of December 5, 2005. The interest rate on this loan at December 31, 2004, was 4.4%. As a result of the paydown, one of the properties securing the loan, a 56,348 square foot office property located in Alexandria, Virginia, was released from the collateral pool. All other terms of the loan remain the same. In connection with this paydown, the Company recognized a loss on early extinguishment of debt of approximately $85,000 which consisted of the writeoff of unamortized original financing costs.

Outstanding borrowings under the Company’s unsecured bank line of credit decreased from $89,941,000 at December 31, 2003, to $21,320,000 at December 31, 2004. In March 2004, the unsecured bank line of credit was modified to extend the maturity date from September 2005 to March 2007, with one one-year extension option. The unsecured bank line of credit requires the Company, among other things, to be in compliance with certain financial and operating covenants. The Company has been in compliance during all of 2004 and remains in compliance at December 31, 2004.

In connection with a 2001 secured financing, the Company entered into an interest rate cap agreement (caplets) to hedge increases in 30-day LIBOR rates above a specified level. The agreement expired over a term concurrent with the secured financing, was indexed to a 30-day LIBOR rate, was for a notional amount equal to the maximum amount available on the secured financing, and capped 30-day LIBOR to a maximum of 6%. The Company paid a $594,000 fee at the inception of this cap agreement of which $357,000 had been charged to earnings as of March 31, 2004. The remaining $237,000 was charged to earnings in the second quarter of 2004 when the related secured financing was paid off. At December 31, 2004, the Company was not a party to any open interest rate protection agreements.

Some of the Company’s properties are held in limited partnerships and limited liability companies in order to facilitate financing. All such entities are owned 100% directly or indirectly by the Company.

The required principal payments on the Company’s debt for the next five years and thereafter, as of December 31, 2004, are as follows (in thousands). Included in the year ending December 31, 2007, is the unsecured bank line of credit balance of $21,320 which has an initial maturity of March 26, 2007.

Year Ending December 31,
2005	$155,086
2006	86,111
2007	49,249
2008	142,474
2009	200,682
Thereafter	85,788

Total	$719,390

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

Note 11. OTHER LIABILITIES

As of December 31, 2004 and 2003, other liabilities on the consolidated balance sheets consist of the following (in thousands):

	2004	2003
Accounts payable and accrued liabilities	$3,869	$4,479
Aircraft lease buyout (see Note 17)	—	5,747
SFAS No. 141 below market rate leases, net of accumulated amortization	4,952	5,402
Unsecured note payable	2,710	2,575
Accrued retirement benefits	5,292	5,081
Interest payable	1,953	1,545
Security deposits	6,487	6,211
Property taxes payable	1,474	1,408
Prepaid rents	4,295	4,528
Deferred income	250	245

Total other liabilities	$31,282	$37,221

Note 12. LOSSES ON EARLY EXTINGUISHMENT OF DEBT

In connection with various loan payoffs (see Note 10), including those related to properties classified as discontinued operations, the Company recorded aggregate losses on early extinguishment of debt of $2,075,000, $5,882,000 and $11,442,000 during the years ended December 31, 2004, 2003 and 2002, respectively, consisting of the write-off of unamortized original financing costs and prepayment penalties. Of these total losses, $40,000, $5,588,000 and $1,444,000 have been included in discontinued operations for the years ended December 31, 2004, 2003 and 2002, respectively, as they are related to loan payoffs in connection with property sales.

Note 13. RELATED PARTY TRANSACTIONS

Fee and reimbursement income earned by the Company from related parties totaled $4,046,926, $3,530,212, and $3,466,393 for the years ended December 31, 2004, 2003 and 2002, respectively, and consisted of property management, asset management and other fee income.

Note 14. EARNINGS PER SHARE

Earnings per share are as follows (in thousands, except for weighted average shares and per share amounts):

	Years ended December 31,
	2004	2003	2002
Net income available to Common Stockholders—Basic	$4,825	$10,417	$2,926
Minority interest	—	—	291

Net income available to Common Stockholders—Diluted	$4,825	$10,417	$3,217

Weighted average shares:
Basic	31,167,080	27,608,267	27,524,059
Stock options and restricted stock	—	—	324,105
Convertible Operating Partnership Units	—	—	3,067,072

Diluted	31,167,080	27,608,267	30,915,236

Basic earnings per share	$0.15	$0.38	$0.11
Diluted earnings per share	$0.15	$0.38	$0.10

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

For the years ended December 31, 2004 and 2003, options to purchase shares of the Company’s common stock of 2,766,034 and 3,021,034, respectively, and convertible operating partnership units of 3,001,957 and 3,008,815, respectively, have been excluded from the computation of diluted earnings per share as they are anti-dilutive. Options to purchase 2,851,903 shares of the Company’s common stock were not included in the computation of diluted earnings per share for the year ended December 31, 2002, because their exercise prices were greater than the average market price of the Company’s common stock of $20.43. The preferred stock has been excluded from the calculation of diluted earnings per share as it is anti-dilutive in all periods presented.

Note 15. STOCK COMPENSATION PLAN

In May 1996, the Company adopted an employee stock incentive plan (the “Plan”) to provide incentives to attract and retain high quality executive officers and key employees. Certain amendments to the Plan were ratified and approved by the stockholders of the Company at the Company’s 1997 Annual Meeting of Stockholders. The Plan, as amended, provides for the grant of (i) shares of Common Stock of the Company, (ii) options, stock appreciation rights (“SARs”) or similar rights with an exercise or conversion privilege at a fixed or variable price related to the Common Stock and/or the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other security with the value derived from the value of the Common Stock of the Company or other securities issued by a related entity. Such awards include, without limitation, options, SARs, sales or bonuses of restricted stock, dividend equivalent rights (“DERs”), Performance Units or Preference Shares. The total number of shares of Common Stock available under the Plan is equal to the greater of 1,140,000 shares or 8% of the number of shares outstanding determined as of the day immediately following the most recent issuance of shares of Common Stock or securities convertible into shares of Common Stock; provided that the maximum aggregate number of shares of Common Stock available for issuance under the Plan may not be reduced. For purposes of calculating the number of shares of Common Stock available under the Plan, all classes of securities of the Company and its related entities that are convertible presently or in the future by the security holder into shares of Common Stock or which may presently or in the future be exchanged for shares of Common Stock pursuant to redemption rights or otherwise, shall be deemed to be outstanding shares of Common Stock. Notwithstanding the foregoing, the aggregate number of shares as to which incentive stock options, one type of security available under the Plan, may be granted under the Plan may not exceed 1,140,000 shares. In May 1999, the Company’s stockholders approved the grant of 700,000 non-qualified stock options to Robert Batinovich, Chairman of the Company, and 300,000 non-qualified stock options to Andrew Batinovich, President and CEO of the Company, outside the Plan, at exercise prices ranging from $27.03 to $37.84. As of December 31, 2004, 2,766,034 options to purchase shares of Common Stock, including the 1,000,000 of stock options granted to Robert Batinovich and Andrew Batinovich as described above, and 376,241 shares of bonus grants were outstanding under the Plan. The intrinsic value of the bonus grants has been recorded as deferred compensation, with an offsetting entry to additional paid-in-capital, in the accompanying financial statements. See Note 2 for further discussion of the Company’s policies related to its accounting for stock based compensation.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

A summary of the status of the Company’s stock option plan as of December 31, 2004, 2003 and 2002, and changes during the years then ended are presented in the table below:

	2004		2003		2002
	Shares	Weighted Avg Exercise Price	Shares	Weighted Avg Exercise Price	Shares	Weighted Avg. Exercise Price
Outstanding at beginning of year	3,021,034	$22.44	3,223,743	$22.03	4,146,186	$20.23
Granted	—	—	—	—	5,000	$20.69
Exercised	(163,170)	$16.34	(125,212)	$14.17	(801,776)	$13.54
Forfeited/Canceled	(91,830)	$19.45	(77,497)	$18.54	(125,667)	$16.72

Outstanding at end of year	2,766,034	$22.88	3,021,034	$22.44	3,223,743	$22.03
Exercisable at end of year	2,425,420	$23.65	2,282,633	$24.35	2,090,529	$25.06

The following table summarizes information about stock options outstanding at December 31, 2004:

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
Range of Exercise Prices	Number Outstanding at 12/31/04	Weighted- average remaining contractual life	Weighted- average exercise price	Number Exercisable at 12/31/04	Weighted- average exercise price
$11.35 to $15.14	391,104	2.9 years	$13.50	377,482	$13.46
$15.14 to $18.92	933,830	5.1 years	$17.13	611,838	$16.98
$18.92 to $22.70	419,100	3.4 years	$21.44	414,100	$21.45
$22.70 to $26.49	15,000	2.9 years	$25.00	15,000	$25.00
$26.49 to $30.27	340,333	3.7 years	$27.09	340,333	$27.09
$30.27 to $34.06	333,333	3.8 years	$32.44	333,333	$32.44
$34.06 to $37.84	333,334	3.8 years	$37.84	333,334	$37.84

	2,766,034	4.0 years	$22.88	2,425,420	$23.65

Note 16. SEGMENT INFORMATION

The Company owns and operates primarily office properties throughout the United States and manages its business by geographic markets. Office properties represent approximately 96% of the Company’s portfolio by net operating income and consist primarily of multi-tenant office buildings. The remaining 4% of the Company’s portfolio consists of industrial properties designed for warehouse, distribution and light manufacturing for single-tenant or multi-tenant use. The Company’s geographic markets are managed separately as each market requires different operating, pricing and leasing strategies. Each represents a reportable segment. As of December 31, 2004, the Company’s largest markets are Washington D.C., Southern California, Boston, Northern New Jersey and San Francisco.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based upon net operating income of the combined properties which represents rental revenue less property operating expenses in each segment. Significant information used by the Company for its reportable segments (including discontinued operations) as of and for the years ended December 31, 2004, 2003, and 2002 is as follows (in thousands):

	2004	2003	2002
Washington D.C.
Rental revenue	$35,977	$33,444	$26,097
Property operating expense	9,862	9,095	6,790

Net operating income	$26,115	$24,349	$19,307

Rental properties, net	$239,694	$231,944	$152,484

Total expenditures for additions	$43,862	$117,062	$3,311

Southern California
Rental revenue	$33,514	$31,561	$23,986
Property operating expense	10,498	9,951	6,687

Net operating income	$23,016	$21,610	$17,299

Rental properties, net	$203,712	$211,244	$202,116

Total expenditures for additions	$2,219	$36,403	$128,878

Boston
Rental revenue	$28,791	$26,387	$22,032
Property operating expense	11,215	9,344	6,546

Net operating income	$17,576	$17,043	$15,486

Rental properties, net	$147,841	$159,985	$94,029

Total expenditures for additions	$4,507	$71,734	$2,470

Northern New Jersey
Rental revenue	$24,500	$24,145	$24,788
Property operating expense	8,575	7,588	6,277

Net operating income	$15,925	$16,557	$18,511

Rental properties, net	$138,910	$142,808	$142,603

Total expenditures for additions	$2,403	$16,431	$4,677

San Francisco
Rental revenue	$10,177	$10,642	$10,099
Property operating expense	3,142	2,749	2,929

Net operating income	$7,035	$7,893	$7,170

Rental properties, net	$106,126	$108,190	$109,974

Total expenditures for additions	$1,416	$1,576	$26,508

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
Chicago
Rental revenue	$12,724	$12,003	$16,244
Property operating expense	5,798	5,775	5,740

Net operating income	$6,926	$6,228	$10,504

Rental properties, net	$78,480	$81,408	$84,482

Total expenditures for additions	$1,740	$1,486	$1,530

St. Louis
Rental revenue	$8,147	$7,831	$7,850
Property operating expense	3,115	3,094	2,965

Net operating income	$5,032	$4,737	$4,885

Rental properties, net	$29,395	$29,068	$28,715

Total expenditures for additions	$1,632	$1,530	$1,806

Tampa/Orlando
Rental revenue	$7,573	$8,653	$8,870
Property operating expense	2,632	2,360	2,600

Net operating income	$4,941	$6,293	$6,270

Rental properties, net	$45,602	$40,030	$47,008

Total expenditures for additions	$7,541	$910	$1,454

Denver
Rental revenue	$5,585	$8,926	$12,789
Property operating expense	2,171	3,089	3,791

Net operating income	$3,414	$5,837	$8,998

Rental properties, net	$45,637	$37,922	$89,847

Total expenditures for additions	$9,390	$2,397	$15,575

Minneapolis
Rental revenue	$5,711	$6,075	$6,274
Property operating expense	2,463	2,579	2,819

Net operating income	$3,248	$3,496	$3,455

Rental properties, net	$29,647	$29,937	$29,855

Total expenditures for additions	$1,367	$1,545	$1,999

Las Vegas
Rental revenue	$5,041	$5,240	$6,522
Property operating expense	1,095	1,350	1,629

Net operating income	$3,946	$3,890	$4,893

Rental properties, net	$33,054	$33,945	$60,236

Total expenditures for additions	$721	$271	$1,781

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

	2004	2003	2002
Omaha
Rental revenue	$6,107	$5,836	$5,757
Property operating expense	2,269	2,309	2,046

Net operating income	$3,838	$3,527	$3,711

Rental properties, net	$29,575	$28,831	$29,668

Total expenditures for additions	$2,465	$715	$816

Indianapolis
Rental revenue	$951	$3,554	$4,442
Property operating expense	156	153	405

Net operating income	$795	$3,401	$4,037

Rental properties, net	$4,402	$4,496	$30,265

Total expenditures for additions	$132	$8	$13

All Others
Rental revenue	$6,979	$14,340	$22,043
Property operating expense	4,197	6,462	9,269

Net operating income	$2,782	$7,878	$12,774

Rental properties, net	$70,512	$73,654	$147,238

Total expenditures for additions	$2,499	$15,109	$4,017

Discontinued Operations
Rental revenue	$(12,517)	$(35,783)	$(58,157)
Property operating expenses	(3,509)	(10,184)	(16,180)

Net operating income	$(9,008)	$(25,599)	$(41,977)

Rental properties, net	$(55,506)	$(57,374)	$(57,730)

Total expenditures for additions	$—	$—	$—

Total
Rental revenue	$179,260	$162,854	$139,636
Property operating expenses	63,679	55,714	44,313

Net operating income	$115,581	$107,140	$95,323

Rental properties, net	$1,147,081	$1,156,088	$1,190,790

Total expenditures for additions	$81,894	$267,177	$194,835

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

The following is a reconciliation of segment revenues and net income to consolidated revenues and net income for the periods presented above (in thousands):

	2004	2003	2002
Revenues
Rental revenue for reportable segments	$179,260	$162,854	$139,636
Fees and reimbursements, including from related parties	4,047	3,616	3,672

Total operating revenue	$183,307	$166,470	$143,308

Net Operating Income
Net operating income for reportable segments	$115,581	$107,140	$95,323
Unallocated amounts:
Fees and reimbursements, including from related parties	4,047	3,616	3,672
Interest and other income	2,598	3,566	5,389
Equity in earnings of unconsolidated operating joint ventures	805	604	329
General and administrative	(11,582)	(12,370)	(11,685)
Depreciation and amortization	(58,952)	(50,145)	(37,873)
Interest expense	(33,742)	(29,988)	(24,739)
Loss on early extinguishment of debt	(2,035)	(294)	(9,998)
Provision for impairment of real estate assets	(3,752)	(2,852)	—
Provision for impairment of non-real estate assets	—	(5,746)	—

Income before minority interest, discontinued operations and cumulative effect of change in accounting principle	$12,968	$13,531	$20,418

The following is a reconciliation of segment assets to total assets for the periods presented above (in thousands):

	2004	2003
Rental Properties, net, for reportable segments	$1,147,081	$1,156,088
Unallocated amounts:
Property held for sale	57,327	60,136
Investments in land and development	147,435	67,493
Investments in unconsolidated operating joint ventures	12,014	12,211
Mortgage loans receivable	12,872	40,323
Leasing and financing costs, net	24,403	25,606
Cash and cash equivalents	6,003	18,992
Other assets	25,966	24,390

Total Assets	$1,433,101	$1,405,239

Note 17. PROVISIONS FOR IMPAIRMENT OF ASSETS

Provision for Impairment of Real Estate Assets

In the fourth quarter of 2004, due to the adverse outcome of an initiative for the zoning and precise plan for a mixed use project known as Marina Shores Village in Redwood City, California, the Company decided to abandon an option to acquire an additional nearby parcel of land known as Pete’s Harbor. As a result, the Company recorded a provision for impairment of $3,752,000 relating to previously paid option payments and predevelopment costs.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

In the first quarter of 2003, the Company recorded a provision for impairment of approximately $2,272,000 to provide for a decrease in the carrying value of a 10% owned development joint venture which owns an office property located in San Mateo, California, to an estimated fair value of zero due to decreased leasing activity and lower than anticipated market rents. In addition, in the third quarter of 2003, the Company recorded a provision for impairment of $580,000 to reduce the carrying value of a 50% owned development joint venture, which is developing a residential project at Gateway Business Park in Aurora, Colorado, from approximately $1,125,000 to an estimated fair value of $545,000, due to lower than anticipated values.

During 2002, provisions totaling $15,845,000 were recorded to provide for a decrease in the estimated fair value of five properties, including three office, located in Georgia, Florida and Pennsylvania, one industrial, located in Pennsylvania, and one multifamily, located in Texas. As of December 31, 2003, these five properties had all been sold, therefore, the total provision relates to properties held for sale at December 31, 2002 and is included as a component of discontinued operations.

Provision for Impairment of Non-Real Estate Assets

In the second and fourth quarters of 2003, the Company recorded impairment charges of approximately $3.9 million and $1.8 million, respectively, relating to anticipated losses on the disposition of the Company’s leased aircraft which was disposed of in January 2004.

Note 18. CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

In accordance with FIN 46 Revised, the Company began consolidating the entity known as Marina Shores, effective January 1, 2004, as the Company is deemed to be the primary beneficiary as defined by FIN 46 Revised. The implementation of this change has been accounted for as a change in accounting principle and applied cumulatively as of January 1, 2004. The effect of this change on the Company’s consolidated balance sheet as of December 31, 2004, and the Company’s consolidated statement of operations for the year ended December 31, 2004, is detailed in the table below. All intercompany transactions, receivables and payables have been eliminated in consolidation.

As of December 31, 2004
(in 000’s)
Balance Sheet
Investments in land and development	$46,087
Cash and cash equivalents	570
Other assets	105

Total assets	$46,762

Mortgage loans (1)	$45,000
Other liabilities	151

Total liabilities	45,151

Minority interest	2,451
Stockholders’ equity	(840)

Total liabilities and stockholders’ equity	$46,762

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

Year Ended December 31, 2004
Statement of Operations
Fees and reimbursements, including from related parties	$(80)

Interest expense	(152)
Cumulative effect of change in accounting principle	912

Total expenses	760

Net loss	$(840)

(1)	Contains a recourse provision to the Company in the amount of $30 million.

The cumulative effect of the change in accounting principle resulted in a one-time non-cash reduction to the Company’s net income of $912,000, or approximately $0.03 per share, which represents the elimination of intercompany fee income recognized, slightly offset by additions to capitalized interest on this development project as if Marina Shores had been consolidated at the inception of the Company’s investment.

Note 19. COMMITMENTS AND CONTINGENCIES

Environmental Matters

The Company follows a policy of monitoring its properties for the presence of hazardous or toxic substances. The Company is not aware of any environmental liability with respect to the properties that would have a material adverse effect on the Company’s business, assets or results of operations. There can be no assurance that such a material environmental liability does not exist. The existence of any such material environmental liability could have an adverse effect on the Company’s results of operations and cash flow.

General Uninsured Losses

The Company, or in certain instances, tenants of the properties, carry property and liability insurance with respect to the properties. This coverage has policy specification and insured limits customarily carried for similar properties. However, certain types of losses (such as from earthquakes and floods) may be either uninsurable or not economically insurable. Further, certain of the properties are located in areas that are subject to earthquake activity and floods. Should a property sustain damage as a result of an earthquake or flood, the Company may incur losses due to insurance deductibles, co-payments on insured losses or uninsured losses. Additionally, the Company has elected to obtain insurance coverage for “certified acts of terrorism” as defined in the Terrorism Risk Insurance Act of 2002; however, our policies of insurance may not provide coverage for other acts of terrorism. Any losses from such other acts of terrorism might be uninsured. Should an uninsured loss occur, the Company could lose some or all of its capital investment, cash flow and anticipated profits related to one or more properties.

Tax Indemnifications

Twenty-three of the properties in the Company’s portfolio were acquired on terms and conditions under which they can be disposed of only in a “like-kind exchange” or other non-taxable transaction for limited periods of time. The agreed upon time periods for these restrictions on dispositions vary from transaction to transaction. In the event the Company was to dispose of one of these properties through a taxable transaction during the restriction period, the Company would be required to indemnify the contributor of such property for all direct and

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

indirect adverse tax consequences. The tax indemnifications granted to the contributors will not affect the way the Company conducts their business, including when and under what circumstances the Company may sell such restricted properties or interests in them during the restriction period. The Company has no intentions to sell or otherwise dispose of the properties or interests therein in taxable transactions during the restriction period.

Litigation

Certain claims and lawsuits have arisen against the Company in its normal course of business. Based on advice from legal counsel, the Company expects that such claims and lawsuits will not have a material adverse effect on the Company’s financial position, cash flow or results of operations.

Note 20. EQUITY TRANSACTIONS

Common Stock Offerings

On December 16, 2004, the Company completed the sale of 4,000,000 shares of common stock in an offering underwritten by Goldman, Sachs & Co. The 4,000,000 shares were sold at a per share price of $20.80, resulting in proceeds, net of offering costs, of approximately $82 million. The Company used the net proceeds to redeem a portion of the outstanding shares of its Preferred Stock on January 28, 2005 (as discussed in Note 21). In the interim, prior to the redemption, the proceeds were used to repay a portion of the amounts outstanding under the Company’s unsecured bank line of credit.

On March 19, 2004, the Company completed the sale of 3,910,000 shares of common stock (including the exercise of the over allotment of 510,000 shares) in an offering underwritten by Goldman, Sachs & Co. The 3,910,000 shares were sold at a per share price of $21.20, resulting in proceeds, net of offering costs, of approximately $81.3 million. The Company used the net proceeds to redeem a portion of the outstanding shares of its Preferred Stock in April 2004 (as discussed below). In the interim, prior to the redemption, the proceeds were used to repay a portion of the amounts outstanding under the Company’s unsecured bank line of credit.

Preferred Stock Redemption

On April 30, 2004, the Company redeemed approximately 3.1 million shares of Preferred Stock, representing approximately 31.2% of the total number of outstanding shares. The redemption price was $25.775 per share of Preferred Stock plus $0.183 per share in accrued and unpaid dividends for the period from March 26, 2004 through and including April 30, 2004, without interest. This redemption was funded with proceeds from the Company’s March 2004 common stock offering which had temporarily been used to pay down the Company’s unsecured bank line of credit (as discussed above).

Note 21. SUBSEQUENT EVENTS

Acquisition

On February 1, 2005, the Company acquired Metro Place II in Vienna, VA, for a purchase price of $71.7 million. The property consists of a 234,466 square foot, ten-story Class “A” multi-tenant office building and a six-level parking garage. Completed in 1999, the property is 100% leased primarily to defense industry tenants, and is not subject to any lease expirations until 2009. The purchase price was funded with the 1031 tax deferred exchange proceeds from the sale of Rockwall I & II (discussed below) and the assumption of a $39.4 million mortgage from a life insurance company.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

Dispositions

On January 18, 2005, the Company completed the sale of Rockwall I and II, a 343,000 square foot office complex located in Rockville, MD, for a sale price of $76.75 million. The gain on sale is expected to be approximately $17 million. In connection with the sale of Rockwall, the Company paid off a mortgage loan of $43.3 million and recognized a loss on early extinguishment of debt of $2.4 million which primarily consisted of a prepayment penalty in connection with the loan payoff. The Company used the proceeds of this sale to acquire Metro Place II in a 1031 tax deferred exchange (discussed above). Rockwall I and II was classified as Property Held for Sale on the accompanying consolidated balance sheets as of December 31, 2004 and 2003.

On February 9, 2005, the Company entered into a contract to sell a 93,000 square foot office building in Leawood, Kansas, for a sale price of $7.3 million. On the same day, the sale was completed and the Company recognized an impairment charge of approximately $3.8 million. The proceeds from this disposition were used to pay down the Company’s unsecured bank line of credit.

Preferred Stock Redemption

On January 28, 2005, the Company redeemed approximately 3.1 million shares of Preferred Stock, representing approximately 45.4% of the total number of outstanding shares. The redemption price was $25.5825 per share of Preferred Stock plus $0.1916 per share in accrued and unpaid dividends for the period from December 24, 2004 through and including January 28, 2005, without interest. This redemption was funded with proceeds from the December 2004 common stock offering (as discussed in Note 20) which had temporarily been used to pay down the Company’s unsecured bank line of credit.

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

Note 22. UNAUDITED QUARTERLY RESULTS OF OPERATIONS

The following represents an unaudited summary of quarterly results of operations for the years ended December 31, 2004 and 2003 (in thousands, except for weighted average shares and per share amounts):

	Quarter Ended
	March 31, 2004 (1)	June 30, 2004 (1)	Sept 30, 2004 (1)	Dec 31, 2004 (1)
OPERATING REVENUE
Rental revenue	$43,870	$45,894	$45,736	$43,760
Fees and reimbursements, including from related parties	829	1,032	757	1,429

Total operating revenue	44,699	46,926	46,493	45,189

OPERATING EXPENSES
Property operating expenses	16,184	15,610	15,795	16,090
General and administrative	2,172	4,009	3,025	2,376
Depreciation and amortization	13,944	14,662	15,228	15,118
Provision for impairment of real estate assets	—	—	—	3,752

Total operating expenses	32,300	34,281	34,048	37,336

Interest and other income	832	638	567	561
Equity in earnings of unconsolidated operating joint ventures	188	249	158	210
Interest expense	(8,153)	(8,228)	(8,632)	(8,729)
Loss on early extinguishment of debt	(85)	—	(1,950)	—

Income (loss) before minority interest, discontinued operations and cumulative effect of change in accounting principle	5,181	5,304	2,588	(105)
Minority interest	12	(667)	(29)	219

Income before discontinued operations and cumulative effect of change in accounting principle	5,193	4,637	2,559	114
Discontinued operations	419	13,369	1,160	1,036

Income before cumulative effect of change in accounting principle	5,612	18,006	3,719	1,150
Cumulative effect of change in accounting principle	(912)	—	—	—

Net income	4,700	18,006	3,719	1,150
Preferred dividends	(4,823)	(3,318)	(3,318)	(3,318)
Dividends paid on redeemed preferred stock	—	(2,073)	—	—
(Premium)/discount and writeoff of original issuance costs on preferred stock redemption and repurchases	—	(5,909)	9	—

Net income (loss) available to Common Stockholders	$(123)	$6,706	$410	$(2,168)

Basic Income (Loss) Per Share Data (2):
Continuing operations	$0.01	$(0.17)	$(0.02)	$(0.10)
Discontinued operations	0.02	0.38	0.03	0.03
Cumulative effect of change in accounting principle	(0.03)	—	—	—

Net income (loss) available to Common Stockholders	$—	$0.21	$0.01	$(0.07)

Basic weighted average shares outstanding	28,564,399	31,662,622	31,682,728	32,745,311

Diluted Income (Loss) Per Share Data (2):
Continuing operations	$0.01	$(0.17)	$(0.02)	$(0.10)
Discontinued operations	0.02	0.38	0.03	0.03
Cumulative effect of change in accounting principle	(0.03)	—	—	—

Net income (loss) available to Common Stockholders	$—	$0.21	$0.01	$(0.07)

Diluted weighted average shares outstanding	31,899,526	31,662,622	31,682,728	32,745,311

GLENBOROUGH REALTY TRUST INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

DECEMBER 31, 2004, 2003 AND 2002

In December 2004, Axiowave Networks, Inc., a tenant at Marlborough Corporate Place, an office property located in Marlborough, Massachusetts, defaulted on its lease obligation. The Company has commenced legal action against the tenant. Axiowave’s lease encompasses approximately 100,000 square feet at Marlborough Corporate Place and accounts for approximately $2.9 million of annual revenues. As a result of this default, the Company recorded a charge of approximately $1.4 million in the fourth quarter of 2004 representing an allowance for uncollectible rent and related straight-line rents receivable.

	Quarter Ended
	March 31, 2003 (1)	June 30, 2003 (1)	Sept 30, 2003 (1)	Dec 31, 2003 (1)
OPERATING REVENUE
Rental revenue	$38,064	$40,161	$41,469	$43,160
Fees and reimbursements, including from related parties	807	961	791	1,057

Total operating revenue	38,871	41,122	42,260	44,217

OPERATING EXPENSES
Property operating expenses	13,621	12,823	14,380	14,890
General and administrative	3,785	3,754	2,064	2,767
Depreciation and amortization	11,099	11,838	12,418	14,790
Provision for impairment of real estate assets	2,272	—	580	—

Total operating expenses	30,777	28,415	29,442	32,447

Interest and other income	808	1,116	835	807
Equity in earnings of unconsolidated operating joint ventures	123	181	174	126
Interest expense	(6,846)	(6,889)	(7,898)	(8,355)
Loss on early extinguishment of debt	—	—	—	(294)
Provision for impairment of non-real estate assets	—	(3,905)	—	(1,841)

Income before minority interest and discontinued operations	2,179	3,210	5,929	2,213
Minority interest	(613)	(588)	147	(47)

Income before discontinued operations	1,566	2,622	6,076	2,166
Discontinued operations	9,088	7,583	(2,543)	3,096

Net income	10,654	10,205	3,533	5,262
Preferred dividends	(4,891)	(4,888)	(4,889)	(4,823)
Discount on preferred stock repurchases	17	—	237	—

Net income (loss) available to Common Stockholders	$5,780	$5,317	$(1,119)	$439

Basic Income (Loss) Per Share Data (2):
Continuing operations	$(0.09)	$(0.06)	$0.04	$(0.08)
Discontinued operations	0.30	0.25	(0.08)	0.10

Net income (loss) available to Common Stockholders	$0.21	$0.19	$(0.04)	$0.02

Basic weighted average shares outstanding	27,639,046	27,600,788	27,605,193	27,596,266

Diluted Income (Loss) Per Share Data (2):
Continuing operations	$(0.09)	$(0.06)	$0.04	$(0.08)
Discontinued operations	0.30	0.25	(0.08)	0.10

Net income (loss) available to Common Stockholders	$0.21	$0.19	$(0.04)	$0.02

Diluted weighted average shares outstanding	27,639,046	27,600,788	30,901,644	27,596,266

(1)	Net earnings from discontinued operations have been reclassified for all periods presented.

(2)	Quarterly per share amounts do not necessarily sum to per share amounts for the year as weighted average shares outstanding are measured for each period presented, rather than solely for the entire year.